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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14C

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                       Wisconsin Electric Power Company
--------------------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11


     (1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


     (5) Total fee paid:

                                     None
    --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[WISCONSIN ELECTRIC LOGO APPEARS HERE]

March 20, 2001


Dear Wisconsin Electric Stockholder:

Wisconsin Electric Power Company will hold its annual meeting of stockholders at 10:00 a.m. on Friday, April 27, 2001 in Conference Room P140A at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin. We are not soliciting proxies for this meeting, as over 99% of the voting stock is owned, and will be voted, by Wisconsin Electric's parent company, Wisconsin Energy Corporation. If you wish, you may attend the meeting and vote your shares of preferred stock; however, it will be a very short business meeting only.

On behalf of the directors and officers of Wisconsin Energy, I invite you to attend Wisconsin Energy's annual meeting to be held Wednesday, May 2, 2001 at 9:00 a.m. The Wisconsin Energy meeting will be held at the Pine Mountain Resort, N3332 Pine Mountain Road, Iron Mountain, Michigan. By attending this meeting, you will have the opportunity to meet many of the Wisconsin Electric officers and directors. Although you cannot vote your shares of Wisconsin Electric preferred stock at the Wisconsin Energy meeting, you should find the activities to be worthwhile. You will be asked to register before entering the meeting.

The annual report to stockholders accompanies this information statement. If you have any questions about the material presented or would like a copy of the Wisconsin Energy Corporation summary annual report, please call our toll-free Stockholder Hotline at 1-800-558-9663.

Sincerely,


/s/ Richard A. Abdoo

                                    NOTICE
                                      OF
                        ANNUAL MEETING OF STOCKHOLDERS



March 20, 2001

To the Stockholders of Wisconsin Electric Power Company:

The Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held at 10:00 a.m. on Friday, April 27, 2001 in Conference Room P140A at the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, for the following purposes:

1. To elect a Board of Directors to hold office until the 2002 Annual Meeting of Stockholders; and

2.   To consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2001 are entitled to vote.



By Order of the Board of Directors


/s/ Thomas H. Fehring
Thomas H. Fehring
Corporate Secretary

                                    [LOGO]
                              Wisconsin Electric
                          A WISCONSIN ENERGY COMPANY


                            231 West Michigan Street
                                 P.O. Box 2046
                           Milwaukee, Wisconsin 53201

                             INFORMATION STATEMENT
                                      and
                         ANNUAL REPORT TO STOCKHOLDERS

                          ___________________________

                             INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on March 20, 2001 in connection with the annual meeting of stockholders of Wisconsin Electric Power Company ("WE") to be held on April 27, 2001, at WE's Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin, and all adjournments of the meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders. The WE annual report to stockholders accompanies this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the meeting.

VOTING SECURITIES

As of March 6, 2001, WE had outstanding 44,498 shares of Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on March 6, 2001 will be entitled to vote at the meeting. A majority of the votes entitled to be cast by the shares entitled to vote shall constitute a quorum.

All of WE's outstanding common stock, representing over 99% of its voting securities, is owned by its parent company, Wisconsin Energy Corporation ("WEC"). A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WE's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to and at the meeting.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

On March 1, 2001, the Audit Committee of the Wisconsin Energy Board of Directors met to discuss the independent public accountant for Wisconsin Energy and its subsidiaries, including Wisconsin Electric, to be engaged for the year 2001.
The Committee recommended to the Wisconsin Energy Board the replacement of PricewaterhouseCoopers LLP with Arthur Andersen LLP. The WEC Board of Directors, acting on the recommendation of the Wisconsin Energy Audit Committee, has appointed the firm of Arthur Andersen LLP as independent auditors to audit the books and records of Wisconsin Energy and its subsidiaries, including Wisconsin Electric, for 2001. The selection was made after a review of several accounting firms. Arthur Andersen LLP had been the auditors of WICOR, prior to the April 26, 2000 merger of Wisconsin Energy and WICOR. The Board of Directors of Wisconsin Electric approved the change in accountants.
PricewaterhouseCoopers LLP was notified of this change and Arthur Andersen LLP of its engagement on March 8, 2001. PricewaterhouseCoopers LLP will be dismissed upon completion of the audit for the year ended December 31, 2000.

In connection with its audits for the two most recent years and through March 8, 2001, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report, and there were no "reportable events" (as defined in SEC Regulation S-K
Item 304(a)(1)(v)). PricewaterhouseCoopers' report on Wisconsin Electric's financial statements for 1998 and 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

On behalf of the WE Board, the WEC Audit Committee reviewed with PricewaterhouseCoopers a list of non-audit services to be performed during calendar year 2000 and determined, based upon their scope, that such services would not affect the independence of PricewaterhouseCoopers in performing their audit services.

Audit Fees.  Fees from PricewaterhouseCoopers for the calendar year 2000 audit
-----------
and the reviews of Forms 10-Q were $316,500 of which an aggregate amount of $202,000 has been billed through December 31, 2000.

Financial Information Systems Design and Implementation Fees.  The Company has
-------------------------------------------------------------
been billed $81,900 by PricewaterhouseCoopers during calendar year 2000 for financial information systems design and implementation related services.

All Other Fees.  All other billings from PricewaterhouseCoopers for the calendar
---------------
year 2000 totaled $10,200.

Representatives of PricewaterhouseCoopers LLP will not attend the Annual Meeting, but will be present at Wisconsin Energy's Annual Meeting on May 2, 2001 to make any statement they may consider appropriate and to respond to questions which may be directed to them.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors is responsible for overseeing the performance of WE. In 2000, the Board held 8 meetings. The average attendance of all directors for Board and committee meetings was 96%. No director attended fewer than 90% of the total number of meetings of the Board and Board committees on which he or she served.

WE has an Executive Committee, Compensation Committee and a Finance Committee; it does not have audit or nominating committees. The Executive Committee, which did not meet in 2000, may exercise all of the powers vested in the Board during periods between Board meetings except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee. Directors Abdoo, Bergstrom, Cornog, Stratton and Wardeberg are members of the Executive Committee. The Compensation Committee, which met five times in 2000, considers succession planning issues and provides a competitive, performance-based executive and director compensation program that enables WE to attract and retain key individuals and to motivate them to achieve WE's short and long-term goals. Directors Bergstrom, Cornog and Davis are members of the Compensation Committee. The Finance Committee, which met twice in 2000, may take or authorize all necessary actions to effect financings, refinancings and refundings pursuant to financing plans approved by the Board of Directors, thus enhancing WE's ability to act quickly with respect to certain financing matters when market conditions warrant. Directors Bergstrom, Bowles, Cornog and Stratton are members of the Finance Committee.

ELECTION OF DIRECTORS

Director Nominees. At the 2001 annual meeting, there will be an election of nine directors. The individuals named below have been nominated by the Board to serve one-year terms or until they are reelected or until their respective successors are duly elected and qualified.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

The nominees named below have consented to being nominated and to serve if elected. The Board of Directors does not expect that any of the nominees will become unavailable for any reason. If that should occur before the meeting, another nominee or nominees may be selected by the WE Board of Directors.

Biographical information regarding each nominee is shown below. Ages are shown as of December 31, 2000.

Information Concerning Nominees For Terms Expiring in 2002

Richard A. Abdoo.  Age 56.  Chairman of the Board, President and Chief Executive
Officer of WEC since 1991.  Chairman of the Board and Chief Executive   Officer
of Wisconsin Electric since 1990. Chairman of the Board and Director of WICOR, Inc. and Wisconsin Gas, WEC's subsidiaries, since April 2000. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Director of Marshall & Ilsley Corporation, United Wisconsin Services, Inc. and Sensient Technologies, Inc. (formerly known as Universal Foods Corporation).

John F. Ahearne. Age 66. Director of the Ethics Program for the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts
          ------------------
national meetings on major scientific issues, since 1999. Executive Director of Sigma Xi from 1989 to 1997, and Director of Sigma Xi Center from 1997 to 1999. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and Adjunct Professor, Duke University, since 1995. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994. Director of Wisconsin Gas since April 2000.

John F. Bergstrom. Age 54. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Wisconsin Gas since April 2000. Director of Bergstrom Corporation, Banta Corporation, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Sensient Technologies, Inc. (formerly known as Universal Foods Corporation) and The Green Bay Packers.

Barbara L. Bowles. Age 53. Chairman and Chief Executive Officer of The Kenwood Group, Inc. since July 2000, and President and Chief Executive Officer from 1989 to July 2000. The Kenwood Group is a Chicago-based investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of WEC and Wisconsin Electric since 1998. Director of Wisconsin Gas since April 2000. Director of The Black & Decker Corporation, Dollar General Corporation and Georgia-Pacific Corporation.

Robert A. Cornog. Age 60. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric and Wisconsin Gas since 1994 and April 2000, respectively. Director of Snap-on Incorporated and Johnson Controls, Inc.

Willie D. Davis. Age 66. President and Chief Executive Officer of All Pro Broadcasting, Inc. since 1977. All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee. Director of WEC and Wisconsin Electric since April 2000. Director of Wisconsin Gas since 1990. Director of WICOR from 1990 to April 2000. Director of Alliance Bank, Bassett Furniture Industries Inc., Checkers Drive-In Restaurants, Inc., The Dow Chemical Co., Johnson Controls, Inc., Kmart Corp., MGM Grand Inc., Metro-Goldwyn-Mayer, Inc., Sara Lee Corporation and Strong Capital Management, Inc.

Richard R. Grigg. Age 52. Senior Vice President of WEC since July 2000 and President and Chief Operating Officer of Wisconsin Electric since 1995. Vice President of WEC from 1995 to June 2000. Chief Nuclear Officer of Wisconsin Electric from December 1996 to March 1998. President and Chief Operating Officer of Wisconsin Natural Gas Company during 1995. Wisconsin Natural was WEC's gas utility subsidiary and merged into Wisconsin Electric effective January 1, 1996. Director of WEC since 1995. Director of Wisconsin Electric since 1994, and Director of WICOR, Inc. and Wisconsin Gas since April 2000. Director of Wisconsin Natural during 1995.

Frederick P. Stratton, Jr. Age 61. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986, and Director of Wisconsin Gas since April 2000. Director of Briggs & Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

George E. Wardeberg. Age 65. Vice Chairman of the Board of WEC, Wisconsin Electric and Wisconsin Gas and Director of WEC and Wisconsin Electric since April 2000. Director of WICOR and Wisconsin Gas since 1992. Mr. Wardeberg has also held numerous positions with WICOR and its subsidiaries, including being the CEO of WICOR from 1994 to April 2000. Mr. Wardeberg served as President of WICOR from 1994 to 1997 and Chairman of the Board from 1997 to April 2000. Director of Marshall & Ilsley Corporation and Twin Disc, Inc.

Shareholder Derivative Proceedings

See the discussion under "Legal Matters" in the accompanying annual report to shareholders regarding two derivative actions each brought by a single shareholder, purportedly on behalf of WEC, against all of the directors of WEC and WE in one case, and the CEO of WEC and WE and other individual employees in the other. A special committee of independent directors of WEC concluded that the maintenance of these actions is not in the best interests of the Company, based upon an investigation of the allegations contained in both lawsuits. WEC has moved to dismiss the actions, in accordance with Wisconsin law.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may properly come before the meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

COMPENSATION OF THE BOARD OF DIRECTORS

In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 2000, each nonemployee director received one annual retainer fee of $18,000 paid half in WEC common stock and half in cash. Nonemployee directors also receive an attendance fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on Company business is paid for each day on which a Board or committee meeting is not also held. Effective January 1, 2001, the per diem fee was increased to $1,250.
Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although WE directors also serve on the Wisconsin Energy and Wisconsin Gas boards, only single fees are paid for meetings held on the same day. In these cases, fees are allocated between WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

Nonemployee directors may defer fees pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC common stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WE, are unsecured and are payable only in cash following termination of the director's service to WE. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this information statement.

Each nonemployee director annually receives an option to purchase 5,000 shares of WEC common stock under WEC's long-term incentive plan for serving as a director of WE and WEC. Each option will have an exercise price equal to the fair market value of the shares on the date the option is granted and will be exercisable for 10 years after the date of grant. Options vest over a three-year period; one-third on each anniversary of the directors' election to the Board, with the exception of the 2000 grant which will vest one-third on each anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full term, these options shall become immediately exercisable. The exercise price of an option may, at the nonemployee director's election, be paid in cash or with previously-owned shares of common stock or a combination thereof.

A Directors' Charitable Awards Program has been established to help further the Company's policy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director's death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries, including Wisconsin Electric. Beneficiary organizations under the program must be approved by the WEC Nominating and Board Affairs Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to the Company is expected to be modest.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee, which functions as a combined Compensation Committee for WE and WEC, is responsible for making decisions regarding compensation for the executives of Wisconsin Energy Corporation and its principal subsidiaries. All Committee members are independent, non-employee directors. We seek to provide a competitive, performance-based executive compensation program that enables the Company to attract and retain key individuals and to motivate them to achieve short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, the compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of the Company's stockholders and customers.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Towers Perrin, an independent compensation consultant. We believe that the labor market for WEC executives is that of general industry in the United States. As a result, we principally rely upon a survey of compensation practices of similarly sized companies in general industry. However, we also recognize that a significant portion of WEC's business is in the energy industry. Therefore, for executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry.

The primary elements of WE's executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For WE executives, compensation is compared with energy industry data. We target the 50/th/ percentile for base salary and the 75/th/ percentile for annual and long-term incentive compensation.

Specific values of 2000 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary. For 2000, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. In making these adjustments, we also considered factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of Company operations.

Annual Incentive Compensation. The annual incentive plan provides for annual awards to executives based on achievement of pre-established shareholder-, customer-, and employee-focused objectives. All payments under the plan are at risk--payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Based upon a review of competitive practices for comparable positions at similarly sized companies, for 2000, awards were targeted at 40% to 75% of base salary and actual awards may range from 0% to 150% based on performance.

At the Committee's direction, the annual performance incentive program for 2000 was restructured from previous years to place additional focus on the attainment of three key financial measures and the successful completion of certain strategic and/or operational objectives.

[_] The financial goals for Messrs. Abdoo, Wardeberg, Grigg, Donovan and
    Salustro were based upon budgeted earnings per share, return on common stock equity and earnings plus depreciation minus capital expenditures for Wisconsin Electric. The earnings per share goal was weighted at 50%, the other two measures were weighted at 25% each.

[_] The results from the financial goals were then modified by a factor calculated upon the attainment of strategic and/or operational objectives. On a WEC consolidated basis, the strategic objectives for Messrs. Abdoo, Wardeberg, Donovan and Salustro, which are ordered below from highest to lowest weighting, were:

    . the successful acquisition and integration of WICOR during 2000, . implementation of a common stock buy-back program, . the successful sale of the principal assets of Wispark, . establishment of contractual agreements to sell the majority of WEC's interests in Wisvest,
    . the successful sale of Witech and its principal assets, and . approval and implementation of a strategy for Minergy to improve its profitability.

Wispark, Wisvest, Witech and Minergy are subsidiaries of WEC.

[_] For Mr. Grigg, the financial goals were modified by a factor based upon the attainment of key operational objectives for Wisconsin Electric. The following objectives are ordered below from highest to lowest weighting:

    .  achievement of nuclear power plant performance, based upon the INPO
       Index,
    .  the capability factor of the Company's Point Beach Nuclear Plant,
    . achievement of two goals relating to improvements in electric system reliability, based on industry-wide measures,
    . the level of justified credit collection complaints, . the average time to answer customer calls, . attainment of utility system safety goals, . the level of satisfaction expressed by the results of a survey of customers, and
    .  improvements in employee satisfaction, as expressed by survey results.

In February 2001, the Committee met to review the extent to which 2000 performance goals were met. The results are summarized as follows.

Financial Results.  Wisconsin Electric EPS before non-recurring costs was $1.71
-----------------
per share, just short of the $1.76 budget, due principally to increased fuel and purchased power costs attributable to increased natural gas costs and the unusual cool summer weather experienced in the Company's service territory. Return on equity was 10.9%, short of the budgeted 11.2%. The earnings plus depreciation minus capital expenditure goal of $40 million was significantly exceeded. The actual results were $124 million, due principally to tight control of capital expenditures.

Strategic Results.  Most key WEC consolidated strategic goals were met or
-----------------
exceeded. The Company's merger with WICOR, Inc. was successfully concluded on April 26, 2000 and operations were integrated with WEC during the remainder of the year. Contractual agreements were reached to sell the principal assets of Wisvest at valuations that are substantially in excess of book values. Significant assets of Wispark were sold during the year, again at a premium to book value. Improvements were made to Minergy's Neenah facility to improve operations and a study was concluded that should lead to further operational improvements. WEC reacquired approximately $100 million of its common shares during the latter half of 2000, substantially exceeding this goal. Finally, while WEC is in the process of selling the principal assets of Witech, this goal was not achieved by the year-end 2000 date.

Wisconsin Electric Operational Results.  Wisconsin Electric's nuclear operations
--------------------------------------
continued to improve during 2000. As a result, the INPO Index goal of 87 was exceeded--the actual INPO Index was 88.7. However, an extension of Point Beach Unit 1's Fall outage reduced the plant's overall capability factor to 87%, causing actual results to miss the 89% goal. Of the two goals relating to system reliability, the system average interruption frequency index goal was not met, but the system average interruption duration index goal of 93 was significantly exceeded (the final number was 67, which ranked the Company in the top quartile of national performance and means that the length of customer outages was down considerably). The Company did not meet its justified credit collection complaint goal of 5% or less; the actual result was 5.4%. However, it significantly exceeded its goal for the average time for responding to customer calls of 60 seconds or less--actual average call response time was 36 seconds. The Company also met its goal for reduction of the disabling injury rate. Finally, while established targets pertaining to the level of customer and employee satisfaction were not met, the Company did make significant progress in these areas.

Based upon these results, awards were granted to the named executive officers as shown in the Summary Compensation Table. At the discretion of the Committee, the calculated award for Mr. Grigg was increased by a factor of 1.26 to recognize his superior leadership in integrating utility operations.

For 2001, the Committee has further refined the goals for key officers. In order to place an increasing emphasis upon attainment of financial objectives, we have restructured the program such that, except for Mr. Grigg, attainment of the annual incentive is entirely dependent upon attainment of earnings per share, return on equity and earnings plus depreciation minus capital expenditures for WEC. We believe that this incentive structure will help further focus management and help ensure attainment of the financial objectives. For Mr. Grigg, 75% of his goals are tied to utility financial performance, the remainder is tied to utility operational performance.

Long-Term Incentive Compensation. The Committee administers WEC's 1993 Omnibus Stock Incentive Plan. This is a WEC stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. It allows for various types of awards keyed to the performance of WEC's common stock, including stock options and restricted stock grants.

In 2000, we reviewed the long-term incentive program to ensure its effectiveness in focusing executives to achieve the corporation's long-term objectives.
Awards to named executive officers were granted as indicated in the Summary Compensation Table.

Our Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for participants. Guidelines for executive officers range from 150% to 300% of base salary.

Chief Executive Officer Compensation. The assessment of the Chief Executive Officer's performance and determination of the CEO's compensation are among our principal responsibilities.

In reviewing the performance of the Chief Executive Officer, we requested that all non-employee directors evaluate the CEO's performance. The Compensation Committee chair reviewed the evaluations, met with Mr. Abdoo to discuss them, and factored the results into our compensation determinations.

We set Mr. Abdoo's WEC consolidated base salary at $657,500 for 2000. This base salary approximates the median of comparably sized companies in the survey of general industry compensation practices.

Mr. Abdoo's annual incentive compensation for 2000 was based upon achievement of the strategic and financial initiatives described above.

The Committee also noted the significant role of Mr. Abdoo during 2000 in the:

 . establishment of the Power the Future project and the associated benefits it will provide to the Company's energy customers in Wisconsin and Michigan through energy diversity, adequacy of supply and improved system reliability,
 . creation of the American Transmission Company, the first independent transmission company in the United States, which is jointly owned by the Company and other Midwest utilities,
 .  transfer of nuclear operations to the recently formed Nuclear Management
   Company to oversee operations at the Company's Point Beach nuclear plant as well as several other nuclear plants in the Midwest, and
 . efforts made during 2000 that should lead to improved financial performance in the future.

To specifically link a portion of his compensation to the achievement of long-term goals, Mr. Abdoo was awarded long-term incentive compensation in 2000 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table.

Compliance With Tax Regulations Regarding Executive Compensation.   Section
162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is the Company's policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under
Section 162(m) to the extent practicable.

Respectfully submitted to WE's stockholders by the Compensation Committee of the Board of Directors.



Robert A. Cornog, Committee Chair
John F. Bergstrom
Willie D. Davis

EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WE's Chief Executive Officer and each of WE's other four most highly-compensated executive officers for services in all capacities to WEC and its subsidiaries, including WE. The amounts shown in this and all subsequent tables in this information statement are WEC consolidated compensation data.

Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Long-Term
                                                                                              Compensation
                                                                                                 Awards
                                                                                     ----------------------------
                                                            Annual Compensation        Restricted    Securities
                                                  -----------------------------------
                                                                       Other Annual      Stock       Underlying        All Other
Name and Principal Position                  Year   Salary    Bonus    Compensation   Awards/(1)/      Options     Compensation/(2)/
                                                     ($)       ($)          ($)           ($)            (#)              ($)
-----------------------------------------------------------------------------------------------------------------------------------
Richard A. Abdoo
Chairman of the Board, President             2000  657,500   723,168         16,954       148,500        100,000            30,632
and Chief Executive Officer of               1999  615,000   295,343          8,767       218,504         40,000            33,873
WEC; Chairman of the Board and               1998  585,000   209,935         11,176       235,000         40,000            64,996
Chief Executive Officer of WE

-----------------------------------------------------------------------------------------------------------------------------------
George E. Wardeberg
Vice Chairman of the Board of                2000  394,667   434,084              0             0        100,000                 0
WEC and WE

-----------------------------------------------------------------------------------------------------------------------------------

Richard R. Grigg
Senior Vice President of WEC;                2000  400,000   367,446          3,723       111,375         75,000            23,932
President and Chief Operating                1999  340,000   261,180          4,413       109,252         20,000            18,083
Officer of WE                                1998  330,000   102,002          6,983       117,500         20,000            29,359

-----------------------------------------------------------------------------------------------------------------------------------
Paul Donovan
Senior Vice President and Chief              2000  407,500   358,559          8,210       232,500         75,000            14,849
Financial Officer of WEC and WE              1999  142,301    87,465            315             0         30,000             4,046

-----------------------------------------------------------------------------------------------------------------------------------
Larry Salustro
Senior Vice President and                    2000  262,500   229,140          1,891        74,250         50,000            21,144
General Counsel of WEC and WE                1999  225,000   117,181              0        54,626         10,000            18,445
                                             1998  205,000    87,749              0        58,750         10,000            14,547
-----------------------------------------------------------------------------------------------------------------------------------

/(1)/ On October 25, 2000, restricted stock awards were granted to Messrs.
      Abdoo, Grigg, Donovan and Salustro in the amounts of 8,000 shares, 6,000 shares, 6,000 shares, and 4,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing price of $18.5625 per share on the grant date. On January 25, 2000, in order to correctly align restricted stock shares for Paul Donovan with stock shares granted to other officers, a restricted stock award was granted to Mr. Donovan in the amount of 6,000 shares; the dollar value of these shares is based on the closing price of $20.1875 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on Company performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of the Company, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 2000, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $22.5625 on December 30, 2000): Mr. Abdoo - 26,310 shares ($593,619), Mr. Wardeberg -10,933 shares
      ($246,675), Mr. Grigg - 14,730 shares ($332,346), Mr. Donovan -12,477 shares ($281,512), and Mr. Salustro -15,810 shares ($356,713).

/(2)/ All Other Compensation for 2000 for Messrs. Abdoo, Wardeberg, Grigg,
      Donovan and Salustro, respectively, includes:

 .  employer matching of contributions by each named executive into the 401(k)
   plan in the amount of $5,250, $0, $5,050, $5,250, and $4,414, respectively, . "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $23,335, $0, $0, $9,599, and $6,977, respectively, and
 . the present value of interest projected to accrue for the executive's benefit on the current year's non-term portion of the insurance premium paid by the Company under a split-dollar life insurance program in the amounts of $2,047, $0, $18,882, $0, and $9,753, respectively; the executive pays the term life insurance portion of the premium.


Option Grants in Last Fiscal Year

This table shows additional data regarding the options summarized above.

---------------------------------------------------------------------------------------------------------
                                                                                          Grant Date
                                Individual Grants/(1)/                                      Value
---------------------------------------------------------------------------------------------------------
                                                  Percent of
                                    Number of        Total                                  Grant
                                   Securities       Options      Exercise                    Date
                                   Underlying     Granted to      or Base                  Present
                                     Options     Employees in      Price    Expiration    Value/(2)/
              Name                 Granted (#)  Fiscal Year (%)  ($/Share)     Date          ($)
---------------------------------------------------------------------------------------------------------
Richard A. Abdoo                      100,000            8.52      19.969   04/02/2010        473,000
George E. Wardeberg                   100,000            8.52      22.688   04/25/2010        576,000
Richard R. Grigg                       75,000            6.39      19.969   04/02/2010        354,750
Paul Donovan                           75,000            6.39      19.969   04/02/2010        354,750
Larry Salustro                         50,000            4.26      19.969   04/02/2010        236,500
---------------------------------------------------------------------------------------------------------

/(1)/ Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan on April 3, 2000, except for Mr. Wardeberg whose grant was made on April 26, 2000, the effective date of the WICOR merger. Except for Mr. Wardeberg, these options have exercise prices equal to the fair market value of the WEC shares on the date of grant and become exercisable in four 25% annual installments beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date. Mr. Wardeberg's grant of options vest over a three-year period, are exercisable over a period ending five years after Mr. Wardeberg ceases to serve as an officer or director of WEC, and have an exercise price equal to the fair market value of the common stock as of the effective time of the merger with WICOR. Upon a "change in control" of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

/(2)/ An option pricing model (developed by Black-Scholes) was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation for options expiring April 2, 2010 are: market price of stock: $19.969; exercise price of option: $19.969; stock volatility: 21.00%; annualized risk-free interest rate: 6.40%; exercise at the end of the 10-year option term; and dividend yield: 4.00%. The assumptions for options expiring April 25, 2010 are: market price of stock: $22.688; exercise price of option: $22.688; stock volatility:
      21.00%; annualized risk-free interest rate: 6.13%; exercise at the end of the 10-year option term; and dividend yield: 3.53%. WE's use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee's investment decisions.

Aggregated Fiscal Year-End Option Values

No stock options were exercised by the named executive officers in 2000. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option. Negative values are reported as zero.

---------------------------------------------------------------------------------------------------------------------
                                    Number of Securities Underlying      Value of Unexercised In the Money Options
                                 Unexercised Options at Fiscal Year-End             at Fiscal Year-End
                                                  (#)                                       ($)
                             ----------------------------------------------------------------------------------------
Name                                Exercisable        Unexercisable         Exercisable         Unexercisable
---------------------------------------------------------------------------------------------------------------------
Richard A. Abdoo                           153,500              150,000                    0               259,350
George E. Wardeberg                        516,596              100,000            4,682,536                     0
Richard R. Grigg                            66,000              100,000                    0               194,513
Paul Donovan                                 7,500               97,500                    0               194,513
Larry Salustro                               7,500              102,500                    0               129,675
---------------------------------------------------------------------------------------------------------------------

CERTAIN RELATED TRANSACTIONS

Mr. Paul Donovan, Wisconsin Electric Senior Vice President and Chief Financial Officer, was hired by WEC in 1999. Under the terms of his employment offer, a subsidiary of WEC purchased his Illinois residence at its appraised value and has leased it back to him at its fair rental value until his family is able to move to Wisconsin. Should the Company sell the residence for more than the purchase price, the Company will pay the difference to Mr. Donovan. In addition, the Company has agreed to reimburse Mr. Donovan for expenses associated with maintaining temporary living quarters in Wisconsin during this period of time. Such payments will be grossed up for any income taxes resulting from such reimbursements.

The Company is desirous of Mr. Donovan eventually moving to Wisconsin. To encourage him to do so, the Company has agreed to repurchase, at Mr. Donovan's request within a specified period of his leaving the Company, any Wisconsin house that he might purchase at a price that would assure the after-tax recovery of his investment.


EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC's acquisition of WICOR, on June 27, 1999, WEC adopted severance policies that became effective on April 26, 2000, when the merger occurred, replacing WEC's previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they are discharged without cause or quit with good reason. WEC has approved changes to the severance policies to allow for a deferral opportunity for participants who may become entitled to benefits and to continue the policies after the end of a two-year period following the WICOR merger.

Under the current severance policies, participants have been designated into one of four benefit levels. Of the individuals named in the Summary Compensation Table, Mr. Salustro is a Tier 2 participant. Messrs. Abdoo, Wardeberg, Grigg and Donovan do not participate in the severance policy, but each have separate change in control and severance agreements as described below.

Tier 2 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years' worth of additional service and three years' continuation of health and life insurance coverages. An overall limit is placed on benefits to avoid federal excise taxes under the "parachute payment" provisions of the tax law. However, in return for a non-compete agreement from Mr. Salustro, the Company entered into an agreement with him removing this overall limit and providing for a "gross-up" payment should any of the Tier 2 benefits payable to Mr. Salustro trigger such excise taxes.

The Company has entered into agreements with Messrs. Abdoo, Grigg and Donovan providing for certain severance benefits if their employment is terminated by the Company other than for cause, death or disability in anticipation of or following a change in control or by the executives for good reason following such a change. They would also become entitled to benefits if they quit within six months after completing one year of service following a change in control. In the absence of a change in control, severance benefits would be provided if their employment is terminated for any reason other than cause, death or disability or by the executives for good reason. The agreements would provide for a lump sum severance payment equal to three times the sum of their highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of the current target bonus for the fiscal year in which employment termination occurs, the highest bonus paid in either the last three fiscal years of the Company prior to termination or the change in control, or an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three-year period ending prior to termination. The agreements also would provide for three years' continuation of health and certain other welfare benefit coverages, eligibility for retiree health coverage thereafter, continuation of the split-dollar life insurance program until the applicable policy becomes paid up, a payment equal to the value of three additional years' of participation in the applicable qualified and non-qualified retirement plans, full vesting in all outstanding stock option and restricted stock awards, certain financial planning services and other benefits and a "gross-up" payment should any payments or benefits under the agreements trigger federal excise taxes under the "parachute payment" provisions of the tax law. The agreements also contain one-year non-compete provisions applicable on termination of employment.

As provided in the merger agreement with WICOR, WEC entered into an employment agreement with Mr. Wardeberg as of the effective time of the merger pursuant to which Mr. Wardeberg will serve as Vice Chairman of the WEC Board of Directors for a two-year term. The agreement provides for a base salary of not less than the greater of his base salary from WICOR immediately before the effective time of the merger, which was $580,000, or 90% of the base salary then payable to the Chairman of the Board. The agreement also provides for a bonus of not less than 90% of that payable to the Chairman, with the total of base salary and bonus in no event to be less than Mr. Wardeberg's total base salary and bonus from WICOR for the 1999 calendar year. Mr. Wardeberg's total base salary and bonus from WICOR for 1999 was $993,116.

Mr. Wardeberg's employment agreement includes a grant of options for 100,000 shares of WEC common stock, vesting over a three-year period and exercisable over a period ending five years after Mr. Wardeberg ceases to serve as an officer or director of WEC, with an exercise price equal to the fair market value of the common stock as of the effective time of the merger. It also includes a special pension benefit provision under WEC's Supplemental Executive Retirement Plan, calculated as if Mr. Wardeberg had been employed by WEC since age 25, offset by any WICOR pension benefits. Severance benefits are provided if his employment is terminated by WEC other than for cause or by Mr. Wardeberg for good reason. The agreement provides for a "gross-up" payment should any payments to Mr. Wardeberg trigger federal excise taxes under the "parachute payment" provisions of the tax law.

Under the terms of the employment offer letter with Mr. Salustro, he is a participant in the Supplemental Executive Retirement Plan ("SERP") and is entitled on his retirement at or after age 60 to certain additional pension benefits as described below in the "Other Retirement Benefits" section. The lump sum present value of such benefits would become payable to him on the occurrence of a change in control.


RETIREMENT PLANS

Wisconsin Electric maintains a defined benefit pension plan of the cash balance type for most employees, including WE executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the cash balance plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the plan on December 31, 1995 were "grandfathered" such that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if their employment terminates on or before January 1, 2011.

For the individuals listed in the Summary Compensation Table, estimated benefits under the prior plan formula are higher than under the cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 2000, based on the continuation of the prior plan formula (including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):

                              Pension Plan Table

---------------------------------------------------------------------------------------------------------------------
                                                               Years of Service
                          -------------------------------------------------------------------------------------------
      Remuneration              15             20             25             30             35             40
---------------------------------------------------------------------------------------------------------------------
             $300,000            75,113        100,151        125,189        150,226        164,433        178,639
              500,000           126,863        169,151        211,439        253,726        277,683        301,639
              700,000           178,613        238,151        297,689        357,226        390,933        424,639
              900,000           230,363        307,151        383,939        460,726        504,183        547,639
---------------------------------------------------------------------------------------------------------------------
            1,100,000           282,113        376,151        470,189        564,226        617,433        670,639
            1,300,000           333,863        445,151        556,439        667,726        730,683        793,639
            1,500,000           385,613        514,151        642,689        771,226        843,933        916,639
            1,700,000           437,363        583,151        728,939        874,726        957,183      1,039,639
---------------------------------------------------------------------------------------------------------------------

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Wardeberg, Grigg, Donovan and Salustro, currently have or are considered to have 31, 40, 30, 28 and 28 credited years of service, respectively.

Other Retirement Benefits. Designated officers of WEC and Wisconsin Electric, including all of the individuals named in the Summary Compensation Table, participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and/or Wisconsin Electric have entered into agreements with Messrs. Abdoo, Wardeberg, Donovan and Salustro who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

 .    According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

 .    According to Mr. Wardeberg's agreement, Mr. Wardeberg at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 65 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of WICOR.

 .    According to Mr. Donovan's agreement, Mr. Donovan at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of social security benefits and modified by early retirement reduction factors applicable to Mr. Donovan between age 55 and 58.

 .    According to the terms of his employment offer letter, Mr. Salustro at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and the agreements with Messrs. Abdoo, Wardeberg, Grigg, Donovan and Salustro. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payments without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.


STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

WE directors, nominees and executive officers as a group do not own any of WE's stock, but do beneficially own shares of stock of its parent company, Wisconsin Energy. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of December 31, 2000. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and 401(k) plans. None of these persons beneficially own more than 1% of the outstanding common stock. WE directors and executive officers also hold share units in the WEC phantom common stock account under WEC's deferred compensation plans. Share units are intended to reflect the performance of Wisconsin Energy common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, we have listed them in the table below as they represent an additional economic interest of the directors and executive officers tied to the performance of WEC common stock.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Shares Beneficially Owned /(1)/
                                                -----------------------------------------------------------------
                                                                              Option Shares
                                                                            Exercisable Within                     Phantom Stock
                      Name                         Shares Owned/(2)/              60 Days               Total           Units
-----------------------------------------------------------------------------------------------------------------------------------
Richard A. Abdoo                                              56,846/(3)/            153,500            210,346         14,412
John F. Ahearne                                                2,249                   3,000              5,249             --
John F. Bergstrom                                              3,000                   3,000              6,000          4,915
Barbara L. Bowles                                                934                   3,000              3,934             --
-----------------------------------------------------------------------------------------------------------------------------------
Robert A. Cornog                                               4,458                   3,000              7,458          7,018
Willie D. Davis                                                   --                  48,624/(4)/        48,624          6,557
Paul Donovan                                                  28,583/(3)/              7,500             36,083            620
Richard R. Grigg                                              19,619/(3)/             66,000             85,619            889
-----------------------------------------------------------------------------------------------------------------------------------
Larry Salustro                                                20,098/(3)/              7,500             27,598          1,506
Frederick P. Stratton, Jr.                                     8,600                   3,000             11,600          5,715
George E. Wardeberg                                           21,385/(3)/            516,596/(4)/       537,981             --

-----------------------------------------------------------------------------------------------------------------------------------
All above-named individuals
and other executive
officers as a group
(14 persons)                                                 179,644/(3)/          1,285,213/(4)/     1,464,857/(5)/    41,632
-----------------------------------------------------------------------------------------------------------------------------------

/(1)/ Information on beneficially-owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this information statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

/(2)/ Except as described below, each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (10,107), Mr. Cornog (150), Mr. Donovan (5,000), Mr. Stratton (4,600), Mr. Wardeberg (6,968) and all directors and executive officers as a group (27,575).

/(3)/ Includes shares of restricted stock over which the holders have sole voting but no investment power: Mr. Abdoo (26,310), Mr. Donovan (12,477), Mr. Grigg (14,730), Mr. Salustro (15,810), Mr. Wardeberg (10,933), all outside directors (0), and all directors and executive officers as a group (89,089). Shares listed for Mr. Wardeberg include restricted stock granted by WICOR which were converted to outstanding WEC restricted stock on the effective date of the acquisition of WICOR.

/(4)/ Option shares listed include options granted by WICOR which were converted to WEC stock options on the effective date of the acquisition of WICOR.

/(5)/ Represents 1.22% of total WEC common stock outstanding.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the corporation's officers, directors, and persons owning more than ten percent of a registered class of the corporation's equity securities to file reports of ownership and changes in ownership of equity and derivative securities of WE. To the Company's knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2000 were complied with in a timely manner, except for the initial filings on Form 3 for Charles R. Cole, Wisconsin Electric Senior Vice President, and Larry Salustro, Senior Vice President and General Counsel, which were filed late.


AVAILABILITY OF FORM 10-K

A copy (without exhibits) of the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WE common stock by writing to the Corporate Secretary, Thomas H. Fehring, at the Company's principal executive offices, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201. Financial statements and certain other information found in the Form 10-K are included in the accompanying WE 2000 Annual Report to Stockholders.

                       WISCONSIN ELECTRIC POWER COMPANY

                      2000 ANNUAL REPORT TO STOCKHOLDERS

                             ____________________



                       2000 ANNUAL FINANCIAL STATEMENTS

                                      and

                             REVIEW of OPERATIONS

                            SELECTED FINANCIAL DATA
                            -----------------------

                       WISCONSIN ELECTRIC POWER COMPANY


                    SELECTED FINANCIAL AND STATISTICAL DATA

               Financial                     2000            1999            1998           1997             1996
               ---------                     ----            ----            ----           ----             ----
Year Ended December 31
  Earnings available for
     common stockholder (Millions) (e)     $   $163.5 (a)  $    211.9 (b)    $  183.0      $    69.4 (c)       $210.1

  Operating revenues (Millions)
     Electric                              $  1,763.4      $  1,688.3        $1,641.4      $ 1,412.1        $ 1,393.3
     Gas                                        399.7           306.8           295.9          355.2            364.9
     Steam                                       21.9            21.3            20.5           22.3             15.6
                                         -------------   -------------    ------------  -------------    -------------
  Total operating revenues                 $  2,185.0      $  2,016.4        $1,957.8      $ 1,789.6        $ 1,773.8
                                         =============   =============    ============  =============    =============

At December 31 (Millions)
  Total assets                             $  5,025.1      $  4,901.9        $4,608.9      $ 4,520.9        $ 4,384.2
  Long-term debt                           $  1,679.6      $  1,677.6        $1,512.5      $ 1,448.6        $ 1,371.4


       Utility Energy Statistics
       -------------------------

  Electric
     Megawatt-hours sold (Thousands)         31,398.8        30,619.9        29,475.2       27,671.8         27,560.4
     Customers (End of year)                1,026,691       1,006,013         988,929        978,835          968,735

  Gas
     Therms delivered (Millions)                944.9           944.1           922.8          980.7            936.9
     Customers (End of year)                  407,761         398,508         388,478        376,732          367,275

  Steam
     Pounds sold (Millions)                   3,085.2         2,913.9         2,773.1        3,160.6          2,704.6
     Customers (End of year)                      451             450             454            474              465

================================================================================

                 SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                                                          (Millions of Dollars) (d)
                                                         -------------------------------------------------------------
                                                                     March                           June
                                                         -----------------------------  ------------------------------
Three Months Ended                                            2000             1999          2000             1999
------------------                                            ----             ----          ----             ----
  Total operating revenues                                    $540.8           $527.8         $496.9           $469.9
  Operating income                                             121.4            106.2           91.4             98.9
  Earnings available for
     common stockholder (e)                                     58.5             55.7           39.9             48.1

                                                                  September                       December
                                                         -----------------------------  ------------------------------
Three Months Ended                                            2000             1999          2000             1999
------------------                                            ----             ----          ----             ----
  Total operating revenues                                    $532.7           $513.9         $614.6           $504.8
  Operating income                                             122.6            123.5           58.5            118.5
  Earnings available for
     common stockholder (e)                                     56.6             62.0            8.5 (a)         46.1 (b)

================================================================================

(a) Includes net non-recurring costs, after tax, of $43.9 million related to severance benefits and other items.

(b) Includes non-recurring charge, after tax, of $10.8 million for the settlement of litigation.

(c) Includes non-recurring charges, after tax, of $13.1 million related to the terminated merger agreement with Northern States Power Company and $18.0 million related to the write-down of equipment.

(d) Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

(e) Earnings and dividends per share are not provided as all of Wisconsin Electric's common stock is held by Wisconsin Energy Corporation.

                               WISCONSIN ELECTRIC POWER COMPANY


                                   SELECTED OPERATING DATA

Year Ended December 31                            2000           1999          1998           1997          1996
                                                  ----           ----          ----           ----          ----
        Electric Utility
        ----------------

Operating Revenues (Millions)
    Residential                                $     597.2    $     574.8    $    571.4     $    487.2    $    494.1
    Small Commercial/Industrial                      534.7          510.1         487.6          430.2         421.5
    Large Commercial/Industrial                      464.9          451.2         450.1          402.7         383.1
    Other - Retail/Municipal                          58.3           51.2          51.2           55.3          56.3
    Resale - Utilities                                84.0           79.1          60.9           24.5          26.4
    Other Operating Revenues                          24.3           21.9          20.2           12.2          11.9
                                              ------------   ------------   -----------   ------------   -----------
      Total Operating Revenues                 $   1,763.4    $   1,688.3    $  1,641.4     $  1,412.1    $  1,393.3
                                              ============   ============   ===========   ============   ===========

Megawatt-hour Sales (Thousands)
    Residential                                    7,477.6        7,346.8       7,327.0        6,863.6       6,998.8
    Small Commercial/Industrial                    8,287.5        8,028.2       7,612.4        7,433.1       7,204.7
    Large Commercial/Industrial                   11,626.2       11,333.6      11,392.0       11,021.5      10,785.5
    Other - Retail/Municipal                       1,527.3        1,314.0       1,287.2        1,412.6       1,477.0
    Resale - Utilities                             2,480.2        2,597.3       1,856.6          941.0       1,094.4
                                              ------------   ------------   -----------   ------------   -----------
      Total Sales                                 31,398.8       30,619.9      29,475.2       27,671.8      27,560.4
                                              ============   ============   ===========   ============   ===========

Number of Customers (Average)
    Residential                                    916,028        897,333       886,635        876,776       867,917
    Small Commercial/Industrial                     98,277         95,964        94,675         93,259        91,565
    Large Commercial/Industrial                        712            716           720            714           706
    Other                                            2,283          1,938         1,855          1,844         1,832
                                              ------------   ------------   -----------   ------------   -----------
      Total Customers                            1,017,300        995,951       983,885        972,593       962,020
                                              ============   ============   ===========   ============   ===========

           Gas Utility
           -----------

Operating Revenues (Millions)
    Residential                                $     244.3    $     193.8    $    176.5     $    222.0    $    218.8
    Commercial/Industrial                            132.0           95.1          87.9          113.6         108.1
    Interruptible                                      5.3            5.3           7.1            9.0          11.5
                                              ------------   ------------   -----------   ------------   -----------
      Total Retail Gas Sales                         381.6          294.2         271.5          344.6         338.4
    Transported Customer-Owned Gas                    17.4           14.6          12.0           13.4          11.7
    Transported - Interdepartmental                    1.5            1.8           2.5            3.1           3.1
    Other Operating Revenues                          (0.8)          (3.8)          9.9           (5.9)         11.7
                                              ------------   ------------   -----------   ------------   -----------
         Total Operating Revenues              $     399.7    $    $306.8    $    295.9     $    355.2    $    364.9
                                              ============   ============   ===========   ============   ===========

Therms Delivered (Millions)
    Residential                                      335.7          329.0         289.5          347.9         372.0
    Commercial/Industrial                            206.2          195.3         182.0          211.5         225.2
    Interruptible                                     12.0           16.3          23.3           24.5          35.9
                                              ------------   ------------   -----------   ------------   -----------
      Total Retail Gas Sales                         553.9          540.6         494.8          583.9         633.1
    Transported Customer-Owned Gas                   349.9          347.9         349.4          387.2         292.6
    Transported - Interdepartmental                   41.1           55.6          78.6            9.6          11.2
                                              ------------   ------------   -----------   ------------   -----------
         Total Therms Delivered                      944.9          944.1         922.8          980.7         936.9
                                              ============   ============   ===========   ============   ===========

Number of Customers (Average)
    Residential                                    369,210        360,084       347,747        339,002       330,153
    Commercial/Industrial                           33,275         32,594        31,586         30,594        29,936
    Interruptible                                       33             89           146            170           190
    Transported Customer-Owned Gas                     383            328           271            254           230
    Transported - Interdepartmental                      6              6             6              7             8
                                              ------------   ------------   -----------   ------------   -----------
         Total Customers                           402,907        393,101       379,756        370,027       360,517
                                              ============   ============   ===========   ============   ===========

         Degree Days (a)
         ---------------

    Heating (6,887 Normal)                           6,716          6,318         5,848          7,101         7,469
    Cooling (681 Normal)                               566            753           800            407           608

(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

Wisconsin Electric Power Company ("Wisconsin Electric" or the "Company"), a wholly-owned subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"), is engaged primarily in the business of generating electricity and distributing electricity and natural gas with operations in the states of Wisconsin and Michigan. During 2000, Wisconsin Energy performed a comprehensive review of its businesses and began implementing, among others, the following general strategies that will affect Wisconsin Electric over the next decade:

     >> Electric Generation: Improve the supply of reasonably priced electric power in Wisconsin through the "Power the Future" strategy.

     >> Energy Distribution: Upgrade the Company's electric and gas utility distribution systems to increase reliability and enable economic expansion in Wisconsin through the "Power the Future" strategy and combine the gas operations and the customer service functions of its gas utilities to realize synergy savings and increase customer satisfaction.

For additional information concerning the "Power the Future" strategy, see "Factors Affecting Results, Liquidity and Capital Resources" below.

Acquisition of WICOR, Inc.: On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. ("WICOR"), the parent of Wisconsin Gas Company ("Wisconsin Gas"), and is presently seeking authority from the Public Service Commission of Wisconsin ("PSCW") to transfer Wisconsin Electric's gas utility assets, together with certain associated liabilities, to Wisconsin Gas in a tax free exchange for an equity ownership by Wisconsin Electric in Wisconsin Gas. For additional information, see "Factors Affecting Results, Liquidity and Capital Resources" below.

Cautionary Factors: A number of forward-looking statements are included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors mentioned throughout this document and below in "Cautionary Factors."


                             RESULTS OF OPERATIONS

EARNINGS

Earnings declined by $48.4 million during 2000 when compared with 1999 due in large part to non-recurring charges primarily associated with the WICOR merger. In December 2000, Wisconsin Electric recorded non-recurring charges totaling $43.9 million, after tax, including $34.3 million related to severance benefits and other items and a one-time contribution of $9.6 million, after tax, to the Wisconsin Energy Foundation to assist it in becoming self-funded. During 2000, Wisconsin Electric's earnings before non-recurring items declined by $15.3 million due in large part to higher fuel and purchased power expenses and cool summer weather during 2000.

                     Earnings Available
                   for Common Stockholder                    2000          1999          1998
               -----------------------------------        ---------     ---------     ---------
                                                                   (Millions of Dollars)
               Earnings Before Non-Recurring Items          $207.4        $222.7        $183.0
               Non-Recurring Items                            43.9          10.8             -
                                                          ---------     ---------     ---------
                  Net Earnings                              $163.5        $211.9        $183.0
                                                          =========     =========     =========

During 1999, earnings increased by $28.9 million when compared with 1998 due in large part to increases in electric and gas utility gross margins offset in part by a one time charge during 1999 related to the settlement of litigation.

The following table summarizes Wisconsin Electric's earnings during 2000, 1999 and 1998.

        Wisconsin Electric Power Company             2000            1999           1998
  --------------------------------------------    ---------       ---------      ---------
                                                            (Millions of Dollars)
Gross Margin
  Electric (See below)                             $1,271.9       $1,249.4      $1,196.8
  Gas (See below)                                     141.0          132.8         120.4
  Steam                                                15.7           15.2          15.1
                                                   --------       --------      --------
    Gross Margin                                    1,428.6        1,397.4       1,332.3
Other Operating Expenses
  Other Operation and Maintenance                     696.1          649.5         662.1
  Depreciation, Decommissioning
    and Amortization                                  272.7          234.2         225.7
  Property and Revenue Taxes                           65.9           66.6          60.9
                                                   --------       --------      --------
    Operating Income                                  393.9          447.1         383.6
Other Income (Deductions)                              (9.8)          (4.9)          8.0
Financing Costs                                       116.2          112.9         110.7
                                                   --------       --------      --------
    Income Before Income Taxes                        267.9          329.3         280.9
Income Taxes                                          103.2          116.2          96.7
Preferred Stock Dividend Requirement                    1.2            1.2           1.2
                                                   --------       --------      --------
Earnings Available for Common Stockholder          $  163.5       $  211.9      $  183.0
                                                   ========       ========      ========

Electric Utility Revenues, Gross Margins and Sales

The following table compares Wisconsin Electric's electric utility operating revenues and gross margin (total electric utility operating revenues less fuel and purchased power expenses) during 2000 with similar information for 1999 and 1998.

                     Electric Utility Operations           2000        1999        1998
                -------------------------------------   ---------    --------    --------
                                                              (Millions of Dollars)
               Electric Operating Revenues              $ 1,763.4    $1,688.3    $1,641.4
               Fuel and Purchased Power
                 Fuel                                       325.3       299.1       303.0
                 Purchased Power                            166.2       139.8       141.6
                                                        ---------    --------    --------
               Total Fuel and Purchased Power               491.5       438.9       444.6
                                                        ---------    --------    --------
               Gross Margin                             $ 1,271.9    $1,249.4    $1,196.8
                                                        =========    ========    ========

During 2000, Wisconsin Electric's total electric utility operating revenues increased by $75.1 million or 4.4% compared with 1999. Wisconsin Electric attributes this growth mostly to higher electric energy sales and rate increases during 2000. Interim and final electric rate increases, that became effective in early April 2000 and on August 30, 2000, respectively, contributed approximately $22.1 million to the increase in electric operating revenues. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Fuel and purchased power expenses increased by $52.6 million or 12.0% during 2000, reflecting increased generation and significantly higher natural gas prices. Purchased power expenses also grew due to higher fixed costs during 2000 associated with long-term purchased power contracts. To a certain extent, Wisconsin Electric was able to limit the increase in fuel and purchased power costs during 2000 by changing its electric supply mix away from higher cost natural gas-fired generation and power purchases to lower cost nuclear and coal-fired generation.

Primarily due to an increase in total electric energy sales during 1999, Wisconsin Energy's total electric utility operating revenues increased by $46.9 million or 2.9% and gross margin increased by $52.6 million or 4.4% when compared with 1998.

                                                   Operating Revenues                   Megawatt-Hour Sales
                                            --------------------------------     ---------------------------------
          Electric Utility Operations         2000        1999        1998         2000         1999        1998
       ---------------------------------   ----------  ----------  ----------   ----------   ----------   ---------
                                                  (Millions of Dollars)                      (Thousands)
       Customer Class
         Residential                          $597.2      $574.8       $571.4      7,477.6      7,346.8      7,327.0
         Small Commercial/Industrial           534.7       510.1        487.6      8,287.5      8,028.2      7,612.4
         Large Commercial/Industrial           464.9       451.2        450.1     11,626.2     11,333.6     11,392.0
         Other-Retail/Municipal                 58.3        51.2         51.2      1,527.3      1,314.0      1,287.2
         Resale-Utilities                       84.0        79.1         60.9      2,480.2      2,597.3      1,856.6
         Other Operating Revenues               24.3        21.9         20.2           -             -            -
                                            --------    --------     --------     --------     --------     --------
       Total                                $1,763.4    $1,688.3     $1,641.4     31,398.8     30,619.9     29,475.2
                                            ========    ========     ========     ========     ========     ========

       Weather - Degree Days (a)
         Heating (6,887 Normal)                                                      6,716        6,318        5,848
         Cooling (681 Normal)                                                          566          753          800

(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin, normal degree days are based upon a twenty-year moving average.

During 2000, total electric energy sales increased by 778.9 thousand megawatt-hours or 2.5% compared with 1999, mostly reflecting growth in the average number of residential, small commercial/industrial and other retail/municipal customers and a 13.1% increase in sales to the Empire and Tilden iron ore mines, Wisconsin Electric's two largest retail customers. Excluding the Empire and Tilden mines, total electric sales increased by 1.7% and sales to the remaining large commercial/industrial customers increased by 0.1% between the comparative periods. Growth in the average number of customers partially offset the effects of cooler weather during the 2000 cooling season on total electric energy sales and operating revenues. As measured by cooling degree days, 2000 was 24.8% cooler than 1999 and 16.9% cooler than normal.

From August through mid-October 1999, the Empire and Tilden iron ore mines were temporarily shut down. As a result, electric energy sales to the mines decreased 9.8% during 1999 compared to 1998. Excluding the Empire and Tilden iron ore mines, total electric energy sales increased by 5.1% during 1999 and sales to the remaining large commercial/industrial customers increased by 2.0% when compared with 1998. Sales for resale to other utilities increased by 39.9% during 1999 primarily due to higher opportunity sales. When comparing 1999 electric sales with 1998, summer cooling load due to weather was not a significant factor. As measured by cooling degree days, 1999 was 5.9% cooler than 1998. However, 1999 and 1998 were 10.6% and 17.5% warmer than normal, respectively.


Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Electric's gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2000 with similar information for 1999 and 1998. Gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under gas cost recovery mechanisms that do not impact gross margin.

        Gas Utility Operations          2000         1999        1998
     ----------------------------     --------     --------    --------
                                           (Millions of Dollars)
    Gas Operating Revenues             $399.7        $306.8      $295.9
    Cost of Gas Sold                    258.7         174.0       175.5
                                       ------        ------      ------
    Gross Margin                       $141.0        $132.8      $120.4
                                      =======       =======     =======

During 2000, Wisconsin Electric's total gas utility operating revenues increased by $92.9 million or 30.3% while gross margin increased by $8.2 million or 6.2% when compared with 1999. Significantly higher natural gas prices mostly contributed to the increase in total gas utility operating revenues. Because changes in the cost of natural gas purchased at market prices were included in customer rates through the gas cost recovery mechanism, gas operating revenues changed by approximately the same amount as the cost of gas sold and gross margin was unaffected by such changes. Interim and final retail gas rate increases, that became effective in early April 2000 and on August 30, 2000, respectively, along with a weather-related increase in higher margin residential and commercial/industrial retail gas sales during the fourth quarter of 2000, contributed to the increase in operating revenues and gross margin during 2000. For additional information concerning the rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. A decrease in revenues from interdepartmental therm deliveries to Wisconsin Electric's natural gas-fired electric generating facilities during 2000 partially offset the increases in gas utility operating revenues and gross margin noted above.

Due in large part to increased retail gas sales during 1999, especially to higher margin residential and commercial/industrial customers, Wisconsin Electric's gross margin increased by $12.4 million or 10.3% compared with 1998. In spite of the increase in retail gas sales, however, the cost of gas sold decreased by 0.9% during 1999 due to a decrease in the price of purchased gas.

                                                  Operating Revenues                    Therm Deliveries
                                         -----------------------------------  -----------------------------------
        Gas Utility Operations              2000        1999         1998        2000        1999         1998
   --------------------------------      ----------  ----------   ----------  ----------  ----------   ----------
                                                (Millions of Dollars)                     (Millions)
Customer Class
  Residential                             $244.3       $193.8      $176.5       335.7       329.0        289.5
  Commercial/Industrial                    132.0         95.1        87.9       206.2       195.3        182.0
  Interruptible                              5.3          5.3         7.1        12.0        16.3         23.3
                                         -------      -------     -------      ------      ------       ------
    Total Retail Gas Sales                 381.6        294.2       271.5       553.9       540.6        494.8
  Transported Customer-Owned Gas            17.4         14.6        12.0       349.9       347.9        349.4
  Transported - Interdepartmental            1.5          1.8         2.5        41.1        55.6         78.6
  Other Operating Revenues                  (0.8)        (3.8)        9.9           -           -            -
                                         -------      -------     -------      ------      ------       ------
Total                                     $399.7       $306.8      $295.9       944.9       944.1        922.8
                                         =======      =======     =======      ======      ======       ======

Weather - Degree Days (a)
  Heating (6,887 Normal)                                                        6,716       6,318        5,848

(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin, normal degree days are based upon a twenty-year moving average.

Other Items

Other Operation and Maintenance Expenses: Other operation and maintenance expenses increased by $46.6 million during 2000 when compared with 1999. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $52.7 million of pre-tax non-recurring charges associated with the WICOR merger including severance, benefits and other items. Increased other operation and maintenance expenses during 2000 were also attributable to $14.8 million of higher non-fuel fossil generation expenses and $9.0 million of higher electric distribution expenses offset in part by an $8.8 million decline in nuclear non-fuel expenses and a $9.9 million decline in customer service expenses.

Non-fuel fossil generation expenses increased during 2000 primarily due to differences in the scope and timing of scheduled maintenance outages for various generating facilities. Electric distribution expenses were higher due in large part to increased forestry and maintenance activity. During 2000, nuclear non-fuel expenses were lower as a result of continued progress on various performance improvement initiatives. Between the comparative periods, customer service expenses were lower primarily due to a change in the period over which conservation expenses are being amortized.

During 1999, other operation and maintenance expenses decreased by $12.6 million when compared with 1998. The most significant changes in other operation and maintenance expenses between the comparative periods include a $28.0 million decrease in nuclear non-fuel expenses partially offset by a $4.9 million increase in administrative and general expenses, a $2.9 million increase in electric transmission expenses, a $2.2 million increase in payroll taxes and a $2.1 million increase in non-fuel fossil generation expenses. Nuclear non-fuel expenses decreased as a result of progress on various performance improvement initiatives, while administrative and general expenses increased mostly due to higher employee benefits paid and to increased staffing, which also increased payroll taxes. Electric transmission expenses increased primarily due to higher purchased power transmission fees during 1999, and non-fuel fossil generation expenses increased as a result of an increase in the number of maintenance outages early in

1999 at Wisconsin Electric's fossil-fuel power plants in anticipation of higher electric demand during the summer of 1999.

Depreciation, Decommissioning and Amortization Expenses: Depreciation, decommissioning and amortization expenses were $38.5 million higher during 2000 compared with 1999. Pursuant to a 1998 rate order for the 1998/1999 test year, Wisconsin Electric was amortizing pre-1991 contributions in aid of construction. This amortization, which was completed as of December 31, 1999, had the effect of reducing depreciation expense by $22.8 million during 1999. Higher average depreciable property during 2000 also contributed to an increase in depreciation expense.

Primarily due to an increase in average depreciable property, Wisconsin Electric's depreciation, decommissioning and amortization expenses increased by $8.5 million during 1999 when compared with 1998.

Other Income and Deductions: Other income and deductions was $4.9 million lower when comparing 2000 with 1999 and $12.9 million lower when comparing 1999 with 1998. The change during 2000 primarily reflects increased contributions to the Wisconsin Energy Foundation during the fourth quarter of 2000. In 1999, Wisconsin Electric made a one-time $18.0 million pre-tax litigation settlement payment that was offset in part by a $6.1 million gain on the sale of certain properties.

Income Taxes: The effective income tax rate increased during 2000 due in large part to the end of amortization of pre-1991 contributions in aid of construction as described above.


                        LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Electric's cash flows during 2000, 1999 and 1998:

               Wisconsin Electric Power Company     2000        1999         1998
               --------------------------------    -------    --------     --------
                                                        (Millions of Dollars)
               Cash Provided by (Used in):
                  Operating Activities            $ 572.7      $ 335.3     $ 481.8
                  Investing Activities             (419.3)      (393.1)     (364.8)
                  Financing Activities             (192.7)        93.5      (112.9)

Operating Activities

During 2000, cash provided by operating activities increased by $237.4 million compared with 1999, reflecting a $110 million contested liability payment made during the fourth quarter of 1999 in the Giddings & Lewis Inc./City of West Allis lawsuit, changes in working capital requirements and reduced tax payments during 2000 as well as increased non-cash charges for depreciation and amortization offset in part by decreased non-cash charges for net deferred income taxes.

Cash provided by operating activities decreased by $146.5 million during 1999 compared with 1998, reflecting the $110 million contested liability payment in the Giddings & Lewis Inc./City of West Allis lawsuit noted above and changes in working capital requirements, offset in part by increased non-cash charges for depreciation and amortization and for net deferred income taxes.

During 2000, cash from operations provided for approximately 163% and 112% of the Company's capital expenditure requirements before and after the payment of common dividends, respectively, compared with 97% and 45%, respectively, during 1999 and 147% and 92%, respectively, during 1998. During 1999 and 1998, Wisconsin Energy used net borrowings as well as a capital contribution from Wisconsin Energy during 1999 to supplement the funding of its capital requirements.

Investing Activities

For the year ended December 31, 2000, Wisconsin Electric spent $419.3 million in investing activities including $352.5 million for the acquisition or construction of new or improved facilities, $41.6 million for the acquisition of nuclear fuel and $17.6 million of payments to the nuclear decommissioning trust fund for the eventual decommissioning of Point Beach Nuclear Plant.


Financing Activities

During 2000, Wisconsin Electric used $192.7 million of net cash in its financing activities consisting primarily of the payment of $178.6 million of dividends to Wisconsin Energy.


CAPITAL RESOURCES AND REQUIREMENTS

Capital Resources

Wisconsin Electric currently expects cash from operations to provide about 125% of the Company's capital expenditure requirements during 2001 before the payment of common dividends. In February 2001, to meet additional future anticipated capital requirements and to maintain an appropriate capital structure, Wisconsin Electric's Board of Directors authorized a quarterly cash dividend, payable to Wisconsin Energy on March 1, 2001, of $32.5 million ($130.0 million on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $44.9 million (or $179.6 million on an annualized basis). In addition, Wisconsin Electric anticipates receiving approximately $105 million of cash distributions from the American Transmission Company LLC during the first half of 2001. Beyond 2001, Wisconsin Electric expects to meet its capital requirements through internally generated funds supplemented, when required, through the issuance of capital market securities.

The Company has access to outside capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Electric's ability to attract the necessary financial capital at reasonable terms is critical to the Company's overall strategic plan. Wisconsin Electric believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2000, Wisconsin Electric had $128 million of available unused lines of bank credit. Wisconsin Electric has historically used these lines primarily to support its outstanding commercial paper and other short-term borrowings.

The following table shows Wisconsin Electric's capitalization structure at December 31:

                  Capitalization Structure                 2000                    1999
                  -------------------------        --------------------     -------------------
                                                               (Millions of Dollars)
               Common Equity                        $1,864.8       48.3%     $1,880.9      48.4%
               Preferred Stock                          30.4        0.8%         30.4       0.8%
               Long-Term Debt (including
                 current maturities)                 1,707.7       44.2%      1,708.4      44.0%
               Short-Term Debt                         257.0        6.7%        264.7       6.8%
                                                   ---------    -------     ---------    ------
                    Total                           $3,859.9      100.0%     $3,884.4     100.0%
                                                   =========    =======     =========    ======

Access to capital markets at a reasonable cost is determined in large part by credit quality. In conjunction with Wisconsin Energy's pending issuance of $1 billion of senior unsecured notes in March 2001, Fitch reaffirmed its ratings of Wisconsin Electric. The following table summarizes the current ratings of the securities of Wisconsin Electric by Standard & Poors Corporation ("S&P"), Moody's Investors Service ("Moody's") and Fitch.

               Wisconsin Electric Power Company         S&P        Moody's        Fitch
               --------------------------------         ---        -------        -----
                Commercial Paper                        A-1+         P-1           F1+
                Senior Secured Debt                     AA-          Aa2           AA
                Unsecured Debt                           A+          Aa3           AA-
                Preferred Stock                          A           aa3           AA-

These ratings provide a significant degree of flexibility in obtaining funds on competitive terms. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness.


Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be approximately $395 million during 2001. Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives, future long-term capital requirements may vary from recent capital requirements. Wisconsin Electric currently expects capital expenditures, excluding the purchase of nuclear fuel, to be between approximately $340 million and $400 million per year during the next five years.


          FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

OUTLOOK

The following forecasts are forward-looking statements subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business, competitive and regulatory conditions in the deregulating and consolidating energy industry, in general, and in the Company's utility service territories; availability of the Company's generating facilities; changes in purchased power costs and supply availability; changes in coal or natural gas prices and supply availability; unusual weather; regulatory decisions; obtaining the necessary regulatory approvals and investment capital to implement the growth strategy; the timing and extent of realization of anticipated synergy benefits from the WICOR merger; disposition of legal proceedings; and other factors referred to under "Market Risks" and "Cautionary Factors" below.


Forecasts

Electric Sales: Assuming moderate growth in the economy of its electric utility service territories and normal weather, the Company presently anticipates its total retail and municipal electric kilowatt-hour sales to grow at a compound annual rate of 2.5% over the five-year period ending December 31, 2005.

Gas Deliveries: Assuming moderate growth in the economy of its gas utility service territories and normal weather, the Company currently forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 1.9% over the five-year period ending December 31, 2005.


Factors Affecting Forecasts

Gas Costs: The cost of natural gas rose approximately 325% during 2000, affecting Wisconsin Electric's electric and gas utility operations. Based upon December closing prices for natural gas futures on the New York Mercantile Exchange, the cost of gas increased from $2.344 per decatherm in January 2000 to $9.978 per decatherm in January 2001. Based upon February closing prices, the cost of gas increased from $2.603 per decatherm in March 2000 to $4.998 per decatherm in March 2001, an increase of approximately 90%.

Gas costs have increased significantly because the supply of gas in recent years has not kept pace with the demand for natural gas, which has grown throughout the United States as a result of increased reliance on natural gas-fired electric generating facilities and colder winter weather in late 2000. Wisconsin Electric expects that demand for natural gas will remain high into the foreseeable future and that significant price relief will not occur until additional natural gas is added to the nation's energy supply mix over a period of several years.

Higher gas costs increase the working capital requirements of the Company, result in higher gross receipts taxes in the state of Wisconsin and expose the Company to greater risks of accounts receivable write-offs. As a result of gas cost recovery mechanisms, the gas distribution operations of Wisconsin Electric receive dollar for dollar pass through on most of the cost of natural gas. However, increased natural gas costs increase the risk that customers will switch to alternative fuel sources, which could reduce future gas margins. The electric operations of Wisconsin Electric burns natural gas in several of its peaker power plants or as a supplemental fuel at several coal-fired plants, and the cost of purchased power is tied to the cost of natural gas in many instances. As described below, Wisconsin Electric bears significant regulatory risk for the recovery of fuel costs related to electric generation and purchased power that are higher than the base rate established in its rate structure.

Recovery of Fuel and Purchased Power Costs: The electric operations of Wisconsin Electric operate under a fuel cost adjustment clause for its fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks and benefits of fuel cost variances that are within 3% of the base rate. For 2000 and 1998, actual Wisconsin Electric fuel and purchased power costs exceeded base costs by $25.9 million and $11.3 million, respectively. For 1999, actual Wisconsin Electric fuel and purchased power costs were $1.5 million less than base costs. For 2001, the 3% range is plus or minus approximately $14 million. If actual fuel and purchased power costs exceed the 3% window, Wisconsin Electric has the opportunity to make a filing with the Public Service Commission of Wisconsin ("PSCW") to establish new base fuel costs prospectively and adjust rates accordingly. This procedure is subject to normal PSCW hearings and the regulatory process but is limited to only fuel costs. If costs are less than the 3% window, the rate is reduced immediately. The base fuel rates include, among other things, assumptions regarding the availability of the Company's generating assets, including Point Beach Nuclear Plant, and the cost of natural gas and purchased power. As described in further detail below in "Rates and Regulatory Matters," Wisconsin Electric implemented an interim fuel adjustment surcharge in February 2001 under this procedure.

In December 2000, the PSCW initiated a review of fuel rules and solicited comments from Wisconsin utilities. The Company has submitted comments to the PSCW which seek to minimize or eliminate risks associated with fuel costs. It is expected that the PSCW will modify existing fuel rules during the latter part of 2001. Any permanent changes to the fuel rules will require Wisconsin legislative approval.

Weather: The rates of Wisconsin Electric are set by the PSCW based upon weather which approximates 20-year averages. Electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. Gas revenues are sensitive to the winter heating season. A summary of actual weather information for 2000, 1999 and 1998 as measured by degree-days may be found above in "Results of Operations."

Interest Rates: The Company has approximately $257.0 million of variable rate short-term debt and $165.4 million of variable rate long-term debt outstanding as of December 31, 2000. Changes in future interest rates will have an impact on future interest expense.

Inflation: The Company continues to monitor the impact of inflation in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. With expectations of low-to-moderate inflation, Wisconsin Electric does not believe the impact of inflation will have a material effect on its future results of operations.


INVESTMENTS, MERGERS, AND ASSET TRANSFERS

Electric Generation

"Power the Future" Growth Strategy: In late February 2001, Wisconsin Energy announced enhancements to a 10-year, $7 billion growth strategy, originally proposed in September 2000, that would improve the supply and reliability of electricity in Wisconsin and that is expected to improve the Company's financial results. "Power the Future" is needed to meet growing load and ensure a diverse fuel mix while keeping electricity prices reasonable. Wisconsin Electric's load is growing at approximately 100-150 megawatts per year. "Power the Future" adds new coal capacity to the power portfolio and allows Wisconsin Electric to maintain roughly the same fuel mix as today.

A mix of coal and gas capacity is expected to save customers over $1.6 billion (over the life of the plants and estimating future natural gas costs) compared to the alternative all-gas scenario.

As part of its "Power the Future" growth strategy, Wisconsin Energy would invest in the following over the next ten years:

     . Approximately $3 billion in at least 2,800 megawatts of new natural gas-fired and coal-fired generating capacity;

     .    Approximately $1.3 billion in existing electric generating assets; and

     . Approximately $2.7 billion in new and existing electric utility distribution system assets and other capital projects.

Wisconsin Energy anticipates creating a new non-utility energy subsidiary that would construct and own the new generating capacity noted above. Under the enhanced "Power the Future" growth strategy, Wisconsin Electric would sign 20 to 25-year leases for each facility, approved by the PSCW, and would operate and maintain the new plants as part of the lease agreements. At the end of the original contracts, Wisconsin Electric would have the right to renegotiate and continue the leases, or acquire the associated plants outright, at market value. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have some opportunity to expand or extend wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal.

Implementation of the "Power the Future" growth strategy is subject to a number of state and federal regulatory approvals as well as the amendment of several state laws in Wisconsin. In late February 2001, Wisconsin Energy filed an enhanced "Power the Future" proposal with the PSCW. The enhanced "Power the Future" proposal has benefited from a broad coalition of support including customer groups, public power, municipal and cooperative utilities and smaller investor-owned utilities in Wisconsin. Depending upon the response of the PSCW to this preliminary filing, Wisconsin Energy anticipates filing detailed plans later in 2001. Wisconsin Energy will need to obtain the capital from outside sources necessary to finance and execute this growth strategy.


Energy Distribution

Acquisition of WICOR, Inc: On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. The business combination was accounted for as a purchase.

WICOR was a diversified utility holding company with consolidated total assets of approximately $1.1 billion at December 31, 1999 in utility and non-utility energy subsidiaries as well as in pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company, the largest natural gas distribution public utility in Wisconsin, became subsidiaries of Wisconsin Energy. Wisconsin Energy intends to continue the primary business operations of WICOR. Wisconsin Energy has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas and expects to integrate customer billing systems in the third quarter of 2001.

On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the PSCW for authority to transfer Wisconsin Electric's gas utility assets, together with certain associated liabilities, to Wisconsin Gas in a tax free exchange for an equity ownership by Wisconsin Electric in Wisconsin Gas. The case is pending. For additional information, see "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements.

Assuming timely realization of estimated synergies from the merger, Wisconsin Energy expects the merger to begin contributing approximately $35 million to annual pre-tax earnings during 2001. Synergies are expected from lower expenses for the cost of gas, materials and services through enhanced purchasing power, through elimination of duplication through attrition, and through sharing of resources. Additional synergies are anticipated from the logical consolidation of common functions over time as well as from such areas as insurance and regulatory costs and legal, audit and consulting fees.

The PSCW approved the WICOR merger in March 2000. As described in further detail below in "Rates and Regulatory Matters," the PSCW's order provided for a qualified five-year rate freeze for Wisconsin Electric's and

Wisconsin Gas' natural gas, electric and steam utility services beginning January 1, 2001. In its order, the commission found that it was reasonable to allow the utilities to retain synergy savings associated with the merger during the 5-year rate restriction period.

American Transmission Company LLC: During 2000, Wisconsin Electric and Edison Sault Electric Company ("Edison Sault"), an affiliate of Wisconsin Electric, agreed to join the American Transmission Company LLC by contributing all of its electric utility transmission assets in exchange for an equity interest in the new company. Transfer of Wisconsin Electric's electric transmission assets, with a net book value of approximately $222 million, became effective on January 1, 2001. During the first half of 2001, the American Transmission Company is expected to issue debt and to distribute cash to Wisconsin Electric in an amount equal to approximately 50% of the net book value of the assets originally transferred. Joining the American Transmission Company is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

Wisconsin Electric expects to receive earnings contributions from the American Transmission Company in proportion to its ownership share. The Company anticipates that transfer of its electric transmission assets to the American Transmission Company will be earnings neutral subject to future rate recovery of any related deferred charges.


RATES AND REGULATORY MATTERS

The Public Service Commission of Wisconsin regulates retail electric, natural gas, steam and water rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.


Wisconsin Jurisdiction

WICOR Merger Order: As a condition of its March 2000 approval of the WICOR acquisition, the PSCW ordered a qualified five-year freezing of rates for Wisconsin Electric's electric, natural gas and steam utility services and for natural gas rates at Wisconsin Gas that were in effect on January 1, 2001. The Company may seek biennial rate reviews during the five-year rate restriction period limited to changes in revenue requirements as a result of:

     .    Governmental mandates;

     . Abnormal levels of capital additions required to maintain or improve reliable electric service; or

     . Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company's total gas revenue requirements are to remain revenue neutral under the merger order. In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow the Company to retain synergy savings associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

The table below summarizes the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities.

                                                Annualized                   Authorized
                                                 Revenue       Percent       Return on
                                                 Increase       Change         Common       Effective
               Service - Wisconsin Electric     (Decrease)     in Rates        Equity          Date
               ----------------------------     ----------   ------------  --------------  ------------
                                                (Millions)       (%)            (%)
                  Fuel electric, WI (a)          $37.8          2.5%              -           2/09/01
                  Fuel electric, MI                1.0          2.4%              -           1/01/01
                  Retail electric, WI             27.5          1.8%           12.2%          1/01/01
                  Retail electric, WI (b)         36.5          2.5%           12.2%          8/30/00
                  Retail gas (b)                   8.0          2.1%           12.2%          8/30/00
                  Retail electric, WI (b)         25.2          1.7%           12.2%          4/11/00
                  Retail gas (b)                  11.6          3.3%           12.2%          4/11/00
                  Fuel electric, WI               (7.8)        (0.5%)           -             5/01/99
                  Retail electric, MI              2.1          6.0%           11.0%          4/13/99
                  Retail electric, WI (c)        160.2         12.7%           12.2%          5/01/98
                  Retail gas (c)                  18.5          5.4%           12.2%          5/01/98
                  Steam heating (c)                1.2          9.3%           12.2%          5/01/98
                  Retail electric, WI (c)        134.9         10.7%           12.2%          1/01/98
                  Retail gas (c)                  18.5          5.5%           12.2%          1/01/98
                  Steam heating (c)                0.8          6.3%           12.2%          1/01/98
                  Fuel electric, WI (d)           11.9          1.0%              -           1/01/98

(a) The February 9, 2001 order is an interim order subject to refund pending the outcome of a full review of fuel costs by the PSCW. A final order is expected in May 2001.

(b) The April 11, 2000 order was an interim order that was effective until the August 30, 2000 final order was received from the PSCW. The final August 30, 2000 order superseded the April 11, 2000 interim order.

(c) The January 1, 1998 order was an interim order that was effective until the May 1, 1998 final order was received from the PSCW. The final May 1, 1998 order superseded the January 1, 1998 interim order.

(d) A final order from the PSCW, dated December 23, 1997, authorized a total increase in fuel revenue of $27.2 million less $15.3 million previously collected through an interim order during 1997.

On March 23, 2000, the PSCW approved Wisconsin Electric's request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase, which was subject to potential refund, became effective April 11, 2000. Rates in the interim order were based upon a 12.2% return on common equity.

On August 30, 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or $11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or $3.6 million lower than authorized in the interim order). Wisconsin Electric has refunded to gas customers revenues that resulted from the difference in gas rates between the interim and final orders. In its August 30, 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective January 1, 2001. Rates in the final order were based upon a 12.2% return on common equity.

Wisconsin Electric filed a petition for a rehearing of the final order with the PSCW to reconsider the revenue increase for gas operations. On November 9, 2000, the PSCW denied Wisconsin Electric's petition. On November 14, 2000, Wisconsin Electric filed a petition for judicial review with the Milwaukee County Circuit Court seeking its review of the PSCW's decision. The court has set a briefing schedule with final briefs due on May 5, 2001.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for, among other things, electric reliability and safety construction expenditures as well as for nitrogen oxide ("NO\\x\\") remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures are subject to refund at the end of 2001 to the extent that actual expenditures are less than forecasted expenditures included in the final order. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NO\\x\\ emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for revenue requirement components associated with NO\\x\\ expenditures. Depending upon Wisconsin Electric's actual NO\\x\\ remediation expenditures during the 2000/2001 biennial period, any over or under-spent balances at the end of 2001 in the NO\\x\\ escrow account will need to be addressed in future rate making activities.

Fuel Cost Adjustment Procedure: As noted above, Wisconsin Electric operates under a fuel cost adjustment clause for its fuel and purchased power costs associated with the generation and delivery of electricity. On December 8, 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates in it's Wisconsin jurisdiction to recover increased cost of fuel and purchased power in 2001 on an expedited basis to be effective February 1, 2001. Wisconsin Electric revised it's projected fuel cost shortfall on January 10, 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held on January 17, 2001. On February 9, 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 fuel costs subject to refund pending the outcome of a full review of fuel costs. Hearings on the final phase of the case have been scheduled for March 23 and April 2, 2001. A final order in this case is expected in early spring 2001.

Gas Cost Recovery Mechanism: As a result of the acquisition of WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms ("GCRM") for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric has operated under a modified dollar for dollar GCRM, which includes after the fact prudence reviews by the PSCW, while the Wisconsin Gas GCRM includes an incentive mechanism that provides an opportunity for Wisconsin Gas to increase or decrease earnings within certain limited ranges as a result of gas acquisition activities and transportation costs. For both companies, the majority of gas costs are passed through to customers under their existing gas cost recovery mechanisms.

In February 2001, the PSCW issued separate orders to Wisconsin Electric and to Wisconsin Gas authorizing a similar GCRM for each company. These new GCRMs, which are effective April 1, 2001, are similar to the existing GCRM at Wisconsin Gas. Under the new GCRMs, gas costs will be passed directly to customers through a purchased gas adjustment clause. However, both companies will have the opportunity to increase or decrease earnings by up to approximately 2.5% of their total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW.


Michigan Jurisdiction

In mid-November 2000, Wisconsin Electric submitted an application with the Michigan Public Service Commission requesting an electric retail rate increase of $3.7 million (9.4%) on an annualized basis. Hearings on this rate relief request are scheduled for April of 2001 with a final order anticipated to be issued in August of 2001.

Fuel Cost Adjustment Procedure: In September 2000, Wisconsin Electric submitted applications with the Michigan Public Service Commission requesting reinstatement on January 1, 2001 of its Power Supply Cost Recovery ("PSCR") mechanism. On January 1, 2001, Wisconsin Electric self-implemented a PSCR factor of 1.41 mills per kilowatt-hour and expects to collect approximately $1 million of PSCR revenue during 2001. Hearings on Wisconsin Electric's application are anticipated in the second quarter of 2001. PSCR revenues collected during 2001 are subject to a true-up hearing procedure in 2002.


INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the nation's electric industry continues a trend towards restructuring and increased competition. In the region, the state of Illinois has passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all retail customers by May 2002. As described in further detail below, full retail electric choice is scheduled to be introduced in the state of Michigan in January 2002. Congress continues to evaluate restructuring proposals at the federal level. However, recent severe electric supply constraints and a resulting rise in the cost of electricity in California has revitalized public debate in Wisconsin concerning deregulation. Given the current status of restructuring initiatives in regulatory jurisdictions where the Company primarily does business, the Company cannot predict the ultimate timing or impact of a restructured electric industry on its financial position or results of operations.

Restructuring in Wisconsin: Due to many factors, including relatively competitive electric rates charged by the state's electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focussed in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

     . Improvements to existing and addition of new electric transmission lines in the state;

     .    Addition of new generating capacity in the state;

     . Modifications to the regulatory process to facilitate development of merchant generating plants;

     . Development of a regional independent electric transmission system operator; and

     . The previously described formation of a statewide transmission company, the American Transmission Company LLC, which became operational January 1, 2001.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan: In June 2000, the Governor of the state of Michigan signed the "Customer Choice and Electric Reliability Act" into law empowering the Michigan Public Service Commission to enforce implementation of prior electric retail access plans. In effect, the new law provides that all Michigan retail customers of investor-owned utilities will have the ability to choose their electric power producer as of January 1, 2002.

As directed by the Michigan Public Service Commission, Wisconsin Electric jointly submitted a customer choice implementation plan with its affiliate, Edison Sault, in October 2000 and updated the filing in February 2001. Such plan envisions certain additional filings in June 2001 including proposed unbundled rates. During 2000, revenues in the state of Michigan from Wisconsin Electric's electric retail customers were approximately $118 million, representing 5.4% of total operating revenues and 6.7% of total electric utility operating revenues. The Empire and Tilden iron ore mines, Wisconsin Electric's two largest retail customers, are located in the Upper Peninsula of Michigan. These mines, from which Wisconsin Electric received approximately $74 million of electric utility operating revenues during 2000, will not be subject to Michigan's customer choice plan until special negotiated power sales contracts between Wisconsin Electric and the mines expire in 2007. Wisconsin Electric and Edison Sault believe that their power supply costs are and will be competitive when the customer choice program commences in January of 2002. In addition, alternative electric suppliers will use the companies' electric distribution systems under unbundled effective rates.


Natural Gas Utility Industry

Restructuring in Wisconsin: The PSCW has instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the commission has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric is unable to predict the impact of potential future deregulation on the Company's results of operations or financial position.

ELECTRIC SYSTEM RELIABILITY

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2000. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. All of Wisconsin Electric's generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2001. However, the Company anticipates that the regional electric energy supply will remain tight into the foreseeable future. As a result of this, or of extremely hot weather along with unexpected equipment unavailability, Wisconsin Electric could be required to call upon load management procedures during 2001 as it has in past years.

Wisconsin Electric is proceeding with several long-term measures to enhance the reliability of its own system, including participation in the "Power the Future" growth strategy discussed above.


NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. During 2000, 1999, and 1998, Point Beach provided 23%, 22% and 18% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

As a result of various performance improvement initiatives, Wisconsin Electric's total nuclear operation and maintenance expenses, excluding fuel and benefit overheads, decreased from $156 million during 1998 to $128 million during 1999 and $119 million during 2000. Unplanned shutdowns or power reductions of Point Beach Units 1 or 2 may occur from time to time as Wisconsin Electric continues to perform reviews of facility design and to implement further improvement initiatives.

In July 2000, Wisconsin Electric's senior management authorized the commencement of initial design work for the power upgrade of both units at Point Beach. Subject to approval by the PSCW, the project is scheduled to be completed by May 2004 and is expected to add 76 megawatts of electrical output to Point Beach.

Wisconsin Electric has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by mid-2002. Based upon the results of this evaluation and subject to approval by executive management and by the boards of directors of Wisconsin Electric and Wisconsin Energy in the second half of 2002, Wisconsin Electric will determine whether to seek appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

Nuclear Management Company: During 1999, WEC Nuclear Corporation, a subsidiary of Wisconsin Energy, Northern States Power Company (now Xcel Energy), WPS Nuclear Corporation (a subsidiary of WPS Resources Corporation) and an affiliate of Alliant Energy Resources announced the formation of the Nuclear Management Company, LLC ("NMC"). In November 2000, Consumers Energy signed an agreement to become a full partner in the NMC. Assuming that Consumers Energy receives requisite regulatory approvals to transfer its operating licenses to the NMC during 2001, the NMC will operate a total of eight nuclear generating units at six sites in the states of Wisconsin, Minnesota, Michigan and Iowa with a total combined generating capacity of about 4,500 megawatts.

During 2000, the four original participants in the NMC received all necessary regulatory approvals, and the NMC assumed operating responsibility in August 2000 for Point Beach Nuclear Plant with the transfer of operating authority under its operating licenses. Each NMC participant continues to own its respective nuclear generating units and retains exclusive rights to the energy generated as well as financial responsibility for the safe operation, maintenance and decommissioning of its respective plants.

On September 7, 2000, the NMC announced the combination of the operations of Point Beach with Kewaunee Nuclear Power Plant into a "virtual 3-unit site". Kewaunee Nuclear Power Plant, owned by two other participants in the NMC, is located about five miles from Point Beach. Support functions including training, engineering, assessment, business and site services have been combined under this new management structure.

Used Nuclear Fuel Storage and Disposal: During 1995, Wisconsin Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW. On March 13, 2001, the PSCW approved a May 2000 application for authority to load additional temporary used fuel dry storage containers beyond the twelve that were originally authorized. The application requested authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-cannister capacity of the facility. The PSCW's decision is expected to be finalized in an order to be issued in the second quarter of 2001.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $170.8 million as of December 31, 2000. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. It is not possible, at this time, to predict with certainty when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy's failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of August 2000, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the Department of Energy. Damages will continue to accrue, and, accordingly, Wisconsin Electric expects to seek to recover all of its damages in this lawsuit.

During 2000, President Clinton vetoed legislation that would have required the Department of Energy to establish a temporary used fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing used fuel as required by the Waste Act. The Senate and the House failed to override the President's veto. Wisconsin Electric is unable to predict whether similar legislation might be reintroduced and passed during 2001 or whether the new administration might support and sign such legislation.


LEGAL MATTERS

Giddings & Lewis Inc./City of West Allis Lawsuit: In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. Internal investigations lead Wisconsin Electric to believe that it was not the source of this waste. In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of an appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets - Other on the Consolidated Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. In further post-trial proceedings, the Circuit Court Judge issued a ruling during 2000 related to representations made by Wisconsin Electric during trial, imposing sanctions against Wisconsin Electric. Wisconsin Electric is appealing the judgment entered on the jury's verdict as well as the Judge's ruling on the sanctions matter.

As further developments, two shareholders filed separate shareholder derivative proceedings in Milwaukee County Circuit Court during 2000 for alleged injuries to shareholders resulting from this litigation. The two lawsuits have been consolidated for pre-trial purposes. The matter is pending.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. Management also believes that the sanctions imposed by the Judge were not supported by the evidence or the law. As such, Wisconsin Electric has not established a reserve for potential damages from this suit. For further information, see "Note K - Commitments and Contingencies" in the Notes to Financial Statements.

Wisconsin International Electric Power Litigation: During 1999, Wisconsin Electric and Wisconsin International Electric Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd. $18.0 million ($10.8 million after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.


ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Electric faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting the Company include but are not limited to (1) air emissions such as carbon dioxide ("CO\\2\\"), sulfur dioxide ("SO\\2\\"), nitrogen oxide ("NO\\x\\"), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants. Wisconsin Electric is currently pursuing a proactive strategy to manage its environmental issues including (1) substitution of new and cleaner generating facilities for older facilities as part of the "Power the Future" growth strategy, (2) development of additional sources of renewable electric energy supply, (3) participation in regional initiatives to reduce the emissions of NO\\x\\ from the Company's fossil fuel-fired generating facilities,
(4) participation in voluntary programs with the Wisconsin Department of Natural Resources and the United States Environmental Protection Agency to reduce overall emissions, including mercury, from Wisconsin Electric's coal-fired power plants, (5) recycling of ash from coal-fired generating units and (6) the voluntary clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see "Nuclear Operations" above and "Note E - Nuclear Operations" in the Notes to Financial Statements, respectively.

National Ambient Air Quality Standards: In July 1997, the United States Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO\\2\\ and NO\\x\\ emissions from coal-fired generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards will likely be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

Ozone Non-Attainment Rulemaking: In October 1998, the Environmental Protection Agency promulgated ozone transport rules to address transport of NO\\x\\ and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NO\\x\\ emissions by May 1, 2003. A court decision on these challenges was issued in March 2000 excluding the state of Wisconsin but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules. Further appeals are ongoing.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemakings that require utilities, including Wisconsin Electric, to reduce NO\\x\\ emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas.

Wisconsin Electric is working with a variety of stakeholders to provide input to the plan under development by the state of Michigan. Wisconsin's rule is already in effect. Wisconsin Electric is evaluating various NO\\x\\ control techniques under various regulatory scenarios to develop a least cost compliance plan and currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $2 million to

$4 million during the period 2001 through 2004 to comply with such a plan. Wisconsin Electric believes that compliance with the NOx emission reductions required by Wisconsin's non-attainment rules will substantially mitigate costs to comply with the Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric's comprehensive plan to meet the Environmental Protection Agency regulations, permitting recovery in rates of NOx emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

Manufactured Gas Plant Sites: Wisconsin Electric is voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see "Note K - Commitments and Contingencies" in the Notes to Financial Statements.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. However, combustion byproducts have been, and to some degree continue to be, disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric.

MARKET RISKS

The Company is potentially exposed to market risk due to changes in interest rates, the return on marketable securities and the market price of electricity as well as to changes in fuel costs incurred to generate electricity and in the cost of gas for its gas operations. Exposure to interest rate changes relates to the Company's short and long-term debt as well as its preferred equity obligations, while exposure to fluctuations in the return on marketable securities relates to debt and equity security investments held in various trust funds. Exposure to electricity market price risk relates to forward activities taken to manage the supply of and demand for electric energy. Exposure to fuel and gas cost variations relates to the supply of and demand for coal, uranium, natural gas and fuel oil. For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

Interest Rate Risk: The Company has various short-term borrowing arrangements to provide working capital and general corporate funds. The level of borrowings under such arrangements vary from period to period, depending upon, among other factors, capital investments. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

As of December 31, 2000, the Company had approximately $257.0 million of short-term debt outstanding with a weighted average interest rate of 6.58%, representing approximately $16.9 million of annual pre-tax interest expense. A 1/8 percent change in effective interest rates would increase or decrease annual interest expense by approximately $0.3 million.

The table below provides information about the long-term financial instruments that were held by the Company at December 31, 2000 and that are sensitive to changes in interest rates. For long-term debt, the table presents anticipated principal cash flows by maturity date and the related annualized average interest rate of the maturing long-term debt. The annualized average interest rate on the variable rate long-term debt was estimated based upon a weighted average interest rate at December 31, 2000.

                                                    Expected Maturity Date                            Fair Value
         Wisconsin Electric     --------------------------------------------------------                 as of
           Power Company         2001     2002      2003     2004      2005   Thereafter      Total     12/31/00
        -------------------      ----     ----      ----     ----      ----   ----------      -----     --------
                                                          (Millions of Dollars)
Fixed Rate Long-Term Debt       $ 1.9    $151.9    $ 1.9   $ 141.9     $ 1.9   $ 1,049.3    $ 1,348.8   $1,308.5
     Average Interest Rate       7.50%     6.64%    7.50%     7.25%     7.50%       7.23%        7.17%

                                                Expected Maturity Date                                Fair Value
         Wisconsin Electric     --------------------------------------------------------                as of
           Power Company         2001     2002      2003     2004      2005   Thereafter    Total      12/31/00
        -------------------      ----     ----      ----     ----      ----   ----------    -----      --------
                                                          (Millions of Dollars)
Variable Rate Long-Term Debt      -         -        -         -        -     $    165.4    $ 165.4    $  165.4
     Average Interest Rate        -         -        -         -        -           4.81%      4.81%

Preferred Stock Not Subject to
  Mandatory Redemption            -         -        -         -        -              -    $  30.4    $   15.4
     Average Dividend Rate        -         -        -         -        -              -        4.0%

Marketable Securities Return Risk: The Company funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect pension, other postretirement benefit and nuclear decommissioning expenses in future periods. Future annuity payments to these trust funds can be affected by changes in the market price of the trust fund assets. Wisconsin Electric expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators.

At December 31, 2000, the Company had the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

      Wisconsin Electric Power Company         Millions of Dollars
     ------------------------------------      -------------------
     Pension trust funds                             $   873.2
     Nuclear decommissioning trust fund                  613.3
     Other postretirement benefits trust funds            79.4

Commodity Price Risk: In the normal course of business, Wisconsin Electric utilizes contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of available generating capacity and energy during periods when available power resources are expected to exceed the requirements of the Company's obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers.

Wisconsin Electric's retail fuel cost adjustment procedure in Wisconsin mitigates some of the risk of fuel cost price fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted. For its gas utility operations, the gas cost recovery mechanism in Wisconsin currently mitigates most of Wisconsin Electric's risk of gas cost variations.

For additional information concerning the electric utility fuel cost adjustment procedure and the natural gas utilities' gas cost recovery mechanisms, see "Rates and Regulatory Matters" above.

ACCOUNTING DEVELOPMENTS

New Pronouncements: Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), is effective for fiscal years beginning after June 15, 2000. The Company will adopt this statement effective January 1, 2001, which will have an insignificant impact on net income and other comprehensive income. For further information, see "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements.

Regulatory Accounting: Wisconsin Electric operates under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors.

Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utilities' books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("FAS 71"), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. Such a charge could be material. The Company continually reviews the applicability of FAS 71 and has determined that it is currently appropriate to continue following FAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Electric. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Electric's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Electric's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following.

Operating, Financial and Industry Factors

 .    Factors affecting utility operations such as unusual weather conditions;
     catastrophic weather-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

 .    Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or Michigan Departments of Natural Resources related to emissions from fossil fuel power plants; or the siting approval process for new generation and transmission facilities.

 .    The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

 .    Consolidation of the industry as a result of the combination and acquisition of utilities in the Midwest, nationally and globally.

 .    Changes in social attitudes regarding the utility and power industries.

 .    Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

 .    The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of the Giddings & Lewis, Inc./City of West Allis lawsuit against Wisconsin Electric.

 .    Factors affecting the availability or cost of capital such as: changes in interest rates; the Company's capitalization structure; market perceptions of the utility industry or the Company; or security ratings.

 .    Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

 .    Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

 .    Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

 .    Factors which impede execution of Wisconsin Energy's "Power the Future"
     growth strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals and amendment of applicable laws in the state of Wisconsin, and obtaining the investment capital from outside sources necessary to implement the growth strategy.

 .    Other business or investment considerations that may be disclosed from time to time in Wisconsin Electric's Securities and Exchange Commission filings or in other publicly disseminated written documents.

Business Combination Factors

 .    Unanticipated costs or difficulties related to the integration of the businesses of Wisconsin Energy and WICOR.

 .    Unanticipated financing or other consequences resulting from the additional short-term debt issued to fund the acquisition of WICOR.

 .    Unexpected difficulties or delays in realizing anticipated net cost savings or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the merger.

Wisconsin Electric undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
          ----------------------------------------------------------

See "Factors Affecting Results, Liquidity and Capital Resources - Market Risks" in Management's Discussion and Analysis of Financial Condition and Results of Operations in this report for information concerning potential market risks to which Wisconsin Electric is exposed due to changes in interest rates, the return on marketable equity securities and the price of commodities.

                 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                 -------------------------------------------

                       WISCONSIN ELECTRIC POWER COMPANY

                               INCOME STATEMENT

                            Year Ended December 31

                                                                  2000               1999                1998
                                                            ---------------    ----------------    ----------------
                                                                            (Millions of Dollars)
Operating Revenues
  Electric                                                        $1,763.4            $1,688.3            $1,641.4
  Gas                                                                399.7               306.8               295.9
  Steam                                                               21.9                21.3                20.5
                                                            ---------------    ----------------    ----------------
       Total Operating Revenues                                    2,185.0             2,016.4             1,957.8

Operating Expenses
  Fuel and purchased power                                           497.7               445.0               450.0
  Cost of gas sold                                                   258.7               174.0               175.5
  Other operation and maintenance                                    696.1               649.5               662.1
  Depreciation, decommissioning
    and amortization                                                 272.7               234.2               225.7
  Property and revenue taxes                                          65.9                66.6                60.9
                                                            ---------------    ----------------    ----------------
       Total Operating Expenses                                    1,791.1             1,569.3             1,574.2
                                                            ---------------    ----------------    ----------------

Operating Income                                                     393.9               447.1               383.6

Other Income and Deductions
  Interest income                                                      4.0                 7.5                 8.4
  Allowance for other funds
    used during construction                                           2.6                 3.8                 2.9
  Other                                                              (16.4)              (16.2)               (3.3)
                                                            ---------------    ----------------    ----------------
       Total Other Income and Deductions                              (9.8)               (4.9)                8.0

Financing Costs
  Interest expense                                                   117.5               114.7               112.2
  Allowance for borrowed funds
    used during construction                                          (1.3)               (1.8)               (1.5)
                                                            ---------------    ----------------    ----------------
       Total Financing Costs                                         116.2               112.9               110.7
                                                            ---------------    ----------------    ----------------

Income Before Income Taxes                                           267.9               329.3               280.9

Income Taxes                                                         103.2               116.2                96.7
                                                            ---------------    ----------------    ----------------
Net Income                                                           164.7               213.1               184.2

Preferred Stock Dividend Requirement                                   1.2                 1.2                 1.2
                                                            ---------------    ----------------    ----------------

Earnings Available for Common
  Stockholder                                                       $163.5              $211.9              $183.0
                                                            ===============    ================    ================

The accompanying notes are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                            STATEMENT OF CASH FLOWS

                            Year Ended December 31

                                                                 2000       1999       1998
                                                               --------   --------   --------
                                                                   (Millions of Dollars)
Operating Activities
  Net income                                                   $  164.7   $  213.1   $  184.2
  Reconciliation to cash
     Depreciation, decommissioning and amortization               287.3      265.6      257.2
     Nuclear fuel expense amortization                             27.4       25.8       18.9
     Deferred income taxes, net                                    (5.9)      33.7        0.8
     Investment tax credit, net                                    (4.5)      (4.3)      (3.4)
     Allowance for other funds
       used during construction                                    (2.6)      (3.8)      (2.9)
     Change in - Accounts receivable and accrued revenues         (95.7)      (3.9)     (14.7)
                 Inventories                                       (0.2)       0.8       (0.8)
                 Other current assets                              31.1      (46.5)      (5.2)
                 Accounts payable                                  86.4      (42.4)      26.7
                 Other current liabilities                         42.8       (1.7)     (14.3)
     Other                                                         41.9     (101.1)      35.3
                                                               ---------  ---------  ---------
Cash Provided by Operating Activities                             572.7      335.3      481.8

Investing Activities
  Capital expenditures                                           (352.5)    (346.4)    (328.5)
  Allowance for borrowed funds
    used during construction                                       (1.3)      (1.8)      (1.5)
  Nuclear fuel                                                    (41.6)     (18.6)     (17.5)
  Nuclear decommissioning funding                                 (17.6)     (17.7)     (15.5)
  Other                                                            (6.3)      (8.6)      (1.8)
                                                               ---------  ---------  ---------
Cash Used in Investing Activities                                (419.3)    (393.1)    (364.8)

Financing Activities
  Issuance of long-term debt                                       25.0      179.6      169.4
  Retirement of long-term debt                                    (30.2)    (100.7)     (78.8)
  Change in short-term debt                                        (7.7)      45.4      (23.3)
  Stockholder capital contribution                                    -      150.0          -
  Dividends paid on common stock                                 (178.6)    (179.6)    (179.0)
  Dividends paid on preferred stock                                (1.2)      (1.2)      (1.2)
                                                               ---------  ---------  ---------
Cash Provided by (Used in) Financing Activities                  (192.7)      93.5     (112.9)
                                                               ---------  ---------  ---------

Change in Cash and Cash Equivalents                               (39.3)      35.7        4.1

Cash and Cash Equivalents at Beginning of Year                     49.9       14.2       10.1
                                                               ---------  ---------  ---------

Cash and Cash Equivalents at End of Year                       $   10.6   $   49.9   $   14.2
                                                               =========  =========  =========

Supplemental Information - Cash Paid For
  Interest (net of amount capitalized)                         $  137.8   $  131.2   $  125.3
  Income taxes                                                     59.7      117.9      106.6

The accompanying notes are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                                 BALANCE SHEET

                                  December 31

                                    ASSETS

                                                       2000            1999
                                                    ----------      ----------
                                                        (Millions of Dollars)
Property, Plant and Equipment
  Electric                                          $  5,300.7      $  5,070.2
  Gas                                                    578.2           552.4
  Steam                                                   64.4            63.5
  Common                                                 372.9           391.8
  Other property                                           7.3             7.6
                                                    ----------      ----------
                                                       6,323.5         6,085.5
  Accumulated depreciation                            (3,339.2)       (3,189.9)
                                                    ----------      ----------
                                                       2,984.3         2,895.6
  Construction work in progress                          106.8            99.0
  Leased facilities, net                                 121.7           127.3
  Nuclear fuel, net                                       93.1            83.4
                                                    ----------      ----------
       Net Property, Plant and Equipment               3,305.9         3,205.3

Investments
  Nuclear decommissioning trust fund                     613.3           625.7
  Other                                                   28.9            38.1
                                                    ----------      ----------
       Total Investments                                 642.2           663.8

Current Assets
  Cash and cash equivalents                               10.6            49.9
  Accounts receivable, net of allowance for
    doubtful accounts of $19.7 and $17.5                 232.7           166.6
  Accrued revenues                                       163.0           133.4
  Materials, supplies and inventories                    197.4           197.2
  Prepayments                                             71.5            98.0
  Deferred income taxes                                   32.5            37.5
  Other                                                    1.2             0.8
                                                    ----------      ----------
       Total Current Assets                              708.9           683.4

Deferred Charges and Other Assets
  Deferred regulatory assets                             232.0           215.1
  Other                                                  136.1           134.3
                                                    ----------      ----------
       Total Deferred Charges and Other Assets           368.1           349.4
                                                    ----------      ----------

Total Assets                                        $  5,025.1      $  4,901.9
                                                    ==========      ==========

The accompanying notes are an integral part of these financial statements.

                       WISCONSIN ELECTRIC POWER COMPANY

                                BALANCE SHEET

                                  December 31

                        CAPITALIZATION AND LIABILITIES

                                                                      2000                 1999
                                                                 ---------------      ---------------
                                                                         (Millions of Dollars)
Capitalization (See Capitalization Statement)
  Common equity                                                         $1,864.8             $1,880.9
  Preferred stock                                                           30.4                 30.4
  Long-term debt                                                         1,679.6              1,677.6
                                                                 ---------------      ---------------
       Total Capitalization                                              3,574.8              3,588.9

Current Liabilities
  Long-term debt due currently                                              28.1                 30.8
  Notes payable                                                            257.0                264.7
  Accounts payable                                                         213.5                127.1
  Payroll and vacation accrued                                              39.0                 35.5
  Taxes accrued - income and other                                          26.6                 31.8
  Interest accrued                                                          18.8                 18.8
  Other                                                                     84.2                 39.7
                                                                 ---------------      ---------------
       Total Current Liabilities                                           667.2                548.4

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                        466.1                459.3
  Accumulated deferred investment tax credits                               74.7                 79.2
  Deferred regulatory liabilities                                          123.6                124.0
  Other                                                                    118.7                102.1
                                                                 ---------------      ---------------
       Total Deferred Credits and Other Liabilities                        783.1                764.6

Commitments and Contingencies (Note K)                                         -                    -
                                                                 ---------------      ---------------

Total Capitalization and Liabilities                                    $5,025.1             $4,901.9
                                                                 ===============      ===============

The accompanying notes are an integral part of these financial statements.

                        WISCONSIN ELECTRIC POWER COMPANY

                            CAPITALIZATION STATEMENT

                                  December 31

                                                                           2000            1999
                                                                       ------------    ------------
                                                                          (Millions of Dollars)
Common Equity (See Statement of Common Equity)
  Common stock - $10 par value; authorized
    65,000,000 shares; outstanding - 33,289,327 shares                    $   332.9       $   332.9
  Other paid in capital                                                       530.7           530.7
  Retained earnings                                                         1,001.2         1,017.3
                                                                       ------------    ------------
            Total Common Equity                                             1,864.8         1,880.9

Preferred Stock
  Six Per Cent. Preferred Stock - $100 par value;
      authorized 45,000 shares; outstanding - 44,498 shares                     4.4             4.4
  Serial preferred stock -
      $100 par value; authorized 2,286,500 shares; 3.60% Series
        redeemable at $101 per share; outstanding - 260,000 shares             26.0            26.0
      $25 par value; authorized 5,000,000 shares; none outstanding                -               -
                                                                       ------------    ------------
            Total Preferred Stock                                              30.4            30.4

Long-Term Debt
  First mortgage bonds -      7-1/4% due 2004                                 140.0           140.0
                              7-1/8% due 2016                                 100.0           100.0
                              6.85%  due 2021                                   9.0             9.0
                              7-3/4% due 2023                                 100.0           100.0
                              7.05% due 2024                                   60.0            60.0
                              9-1/8% due 2024                                   3.4             3.4
                              8-3/8% due 2026                                 100.0           100.0
                              7.70% due 2027                                  200.0           200.0

  Debentures (unsecured) -    6-5/8% due 2002                                 150.0           150.0
                              6-5/8% due 2006                                 200.0           200.0
                              9.47% due 2006                                    4.2             4.9
                              8-1/4% due 2022                                  25.0            25.0
                              6-1/2% due 2028                                 150.0           150.0
                              6-7/8% due 2095                                 100.0           100.0

  Notes (unsecured) -         6.36% effective rate due 2006                     7.2             8.4
                              4.75% variable rate due 2006 (a)                  1.0             1.0
                              4.75% variable rate due 2015 (a)                 17.4            17.4
                              4.90% variable rate due 2016 (a)                 67.0            67.0
                              4.75% variable rate due 2030 (a)                 80.0            80.0

  Obligations under capital leases                                            215.5           215.9
  Unamortized discount                                                        (22.0)          (23.6)
  Long-term debt due currently                                                (28.1)          (30.8)
                                                                       ------------    ------------
            Total Long-Term Debt                                            1,679.6         1,677.6
                                                                       ------------    ------------

Total Capitalization                                                      $ 3,574.8       $ 3,588.9
                                                                       ============    ============

The accompanying notes are an integral part of these financial statements.

(a)     Variable interest rate as of December 31, 2000.

                       WISCONSIN ELECTRIC POWER COMPANY

                          STATEMENT OF COMMON EQUITY

                                               Common Stock
                                      --------------------------------
                                                           $10 Par        Other Paid     Retained
                                          Shares            Value         In Capital     Earnings        Total
                                      ----------------   -------------  -------------   ------------  ------------
                                                                           (Millions of Dollars)
Balance - December 31, 1997             33,289,327             $332.9         $380.7         $981.0       $1,694.6

  Net income                                                                                  184.2          184.2
  Cash dividends
    Common stock                                                                             (179.0)        (179.0)
    Preferred stock                                                                            (1.2)          (1.2)
                                      ------------       ------------   ------------   ------------   ------------
Balance - December 31, 1998             33,289,327              332.9          380.7          985.0        1,698.6

  Net income                                                                                  213.1          213.1
  Cash dividends
    Common stock                                                                             (179.6)        (179.6)
    Preferred stock                                                                            (1.2)          (1.2)
  Stockholder capital contribution                                             150.0                         150.0
                                      ------------       ------------   ------------   ------------   ------------
Balance - December 31, 1999             33,289,327              332.9          530.7        1,017.3        1,880.9

  Net income                                                                                  164.7          164.7
  Property dividend - common stock                                                             (1.0)          (1.0)
  Cash dividends
    Common stock                                                                             (178.6)        (178.6)
    Preferred stock                                                                            (1.2)          (1.2)
                                      ------------       ------------   ------------   ------------   ------------
Balance - December 31, 2000             33,289,327             $332.9         $530.7       $1,001.2       $1,864.8
                                      ============       ============   ============   ============   ============

The accompanying notes are an integral part of these financial statements.

                        WISCONSIN ELECTRIC POWER COMPANY

                          NOTES TO FINANCIAL STATEMENTS

A - Summary of Significant Accounting Policies

General: The accounting records of Wisconsin Electric Power Company ("Wisconsin Electric" or the "Company") are maintained as prescribed by the Federal Energy Regulatory Commission, modified for requirements of the Public Service Commission of Wisconsin.

On April 26, 2000, Wisconsin Energy Corporation, the parent company of Wisconsin Electric, acquired WICOR, Inc. in a business combination that was accounted for as a purchase. WICOR was a diversified utility holding company with utility and non-utility energy subsidiaries as well as pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company ("Wisconsin Gas"), the largest natural gas distribution public utility in Wisconsin, became subsidiaries of Wisconsin Energy. Wisconsin Energy has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas and expects to integrate customer billing systems in the third quarter of 2001. On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the PSCW for authority to transfer Wisconsin Electric's gas utility assets together with certain identified liabilities associated with such assets (with a net book value of approximately $365 million as of December 31, 2000) to Wisconsin Gas in a tax free exchange for shares of Wisconsin Gas which have a fair value equal to the fair value of the assets transferred and represent at least 80% of the total combined voting power of all classes of stock that is entitled to vote. The matter is pending.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income.

Revenues: Revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

Wisconsin Electric's electric rates include base amounts for estimated fuel and purchased power costs. The Company can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the Public Service Commission of Wisconsin ("PSCW") and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs incurred.

Property and Depreciation: Property is recorded at cost. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Cost includes material, labor and capitalized interest or allowance for funds used during construction. The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated depreciation when property is retired. Common plant is allocated to electric, gas and steam utility plant in rate proceedings.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.5% in 2000 and 4.1% in 1999 and 1998. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note E). General plant and software are amortized over periods approved by the state regulatory commissions.

Allowance For Funds Used During Construction: Allowance for funds used during construction is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. On the Income Statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholder's capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric's allowance for funds used during construction was capitalized during the following periods on 50% of construction work in progress at the following rates:

     .   September 1, 2000 - December 31, 2000                10.18%
     .   June 1, 1998 - August 31, 2000                       10.21%
     .   January 1, 1998 - May 31, 1998                       10.29%


Materials, Supplies and Inventories: Inventory at December 31, 2000 and 1999 consists of:

                   Materials,
            Supplies and Inventories         2000          1999
            ------------------------        ------        ------
                                           (Millions of Dollars)

          Fossil Fuel                      $ 78.2        $ 87.9
          Gas in Storage                     36.6          29.8
          Materials and Supplies             82.6          79.5
                                           ------        ------
               Total                       $197.4        $197.2
                                           ======        ======


Substantially all fossil fuel, materials and supplies and gas in storage inventories are priced using the weighted average method of accounting.

Long-Lived Assets: Wisconsin Electric reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based upon a comparison of the undiscounted future operating cash flows anticipated to be generated during the remaining life of the long-lived assets to the carrying value. Measurement of any impairment loss would be based upon discounted operating cash flows.

Regulatory Accounting: Wisconsin Electric accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Deferred regulatory assets and liabilities at December 31 consist of:

                         Deferred Regulatory Assets and Liabilities            2000        1999
                    ----------------------------------------------------    ----------   -------
                                                                            (Millions of Dollars)
                    Deferred Regulatory Assets
                      Deferred income taxes                                 $ 148.4      $ 155.1
                      Purchase power commitment                                30.6         22.1
                      Lightweight aggregate plant                              19.7            -
                      Department of Energy assessments                         18.5         21.1
                      Deferred nuclear costs                                    8.3         11.8
                      Other                                                     6.5          5.0
                                                                            -------      -------
                    Total Deferred Regulatory Assets                        $ 232.0      $ 215.1
                                                                            =======      =======

                     Deferred Regulatory Assets and Liabilities          2000       1999
               ----------------------------------------------------    -------     -------
                                                                       (Millions of Dollars)
               Deferred Regulatory Liabilities
                 Deferred income taxes                                 $110.2       $117.0
                 Tax and interest refunds                                10.2          2.3
                 Other                                                    3.2          4.7
                                                                       ------       ------
               Total Deferred Regulatory Liabilities                   $123.6       $124.0
                                                                       ======       ======

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which will be amortized on a straight line basis over the five-year period ending December 31, 2005.

Statement of Cash Flows: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity. In 1999, Wisconsin Electric recorded a $110 million cash payment, included in Operating Activities
- Other, related to a contested July 1999 jury verdict (see Note K).

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of Wisconsin Electric to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric is prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy.

New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which has been amended by FAS 137, Accounting for Derivative Instruments and Hedging Activities
- Deferral of the Effective Date of FAS 133, an amendment of FAS 133, and by FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FAS 133. FAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

FAS 133, as amended, is effective for fiscal years beginning after June 15, 2000 and must be applied to: (1) derivative instruments; and (2) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1998. Wisconsin Electric has identified a limited number of commodity contracts that meet the definition of a derivative under FAS 133 in its electric and natural gas utility operations. These contracts are used to manage the Company's exposure to commodity price rate volatility.

The adoption of FAS 133, as amended, on January 1, 2001, was insignificant to the income statement and to other comprehensive income. Wisconsin Electric believes that its electric capacity contracts qualify for the normal purchase and sale exception under FAS 133, and therefore are not considered derivative instruments. The Financial Accounting Standards Board is currently reviewing a proposal that would allow electric capacity option contracts to qualify for the normal purchase and sale exception. The Financial Accounting Standards Board's final conclusion may impact the Company's ongoing application of FAS 133 related to its electric capacity contracts.

Following initial adoption of FAS 133, changes in the net value of the effective portion of derivatives qualifying as cash flow hedges are recorded, net of tax, in other comprehensive income. The ineffective portion of the derivative's change in fair value is required to be recognized in earnings immediately.

The fair value of the derivative investments is determined by reference to quoted market prices of listed contracts, published quotations or quotations from independent parties. In the absence thereof, the Company utilizes mathematical models based on current and historical data.

B - AMERICAN TRANSMISSION COMPANY

In 2000, Wisconsin Electric agreed to join the American Transmission Company LLC by contributing its electric utility transmission assets in exchange for an equity interest in this new company. Transfer of these electric transmission system assets, with a net book value of approximately $222 million, became effective on January 1,

2001. During the first half of 2001, the American
Transmission Company LLC is expected to issue debt and distribute cash to Wisconsin Electric in an amount equal to approximately 50% of the net book value of the assets transferred.

C - NON-RECURRING CHARGES

During the fourth quarter of 2000, Wisconsin Electric recorded charges totaling $43.9 million after tax. Of this, $34.3 million was related to severance benefits and other items. In connection with the WICOR merger, approximately 170 employees are to receive severance benefits under severance agreements and enhanced retirement initiatives. As of December 31, 2000, approximately $7.4 million of severance benefits remained as an outstanding liability on the balance sheet. In addition, Wisconsin Electric made a contribution of $9.6 million after tax to the Wisconsin Energy Foundation to assist it in becoming self funded.

During 1999, Wisconsin Electric reached agreement in the settlement of litigation related to the development of an electric generating plant in the Philippines at a cost of $10.8 million after tax.

D - Income Taxes

Wisconsin Electric follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). FAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in Wisconsin Electric's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes.

The following table is a summary of income tax expense for each of the years ended December 31:



        Income Tax Expense              2000       1999    1998
     ------------------------          ------     ------  -----
                                       (Millions of Dollars)

       Current tax expense             $113.6     $ 86.8  $ 99.3
       Deferred income taxes, net        (5.9)      33.7     0.8
       Investment tax credit, net        (4.5)      (4.3)   (3.4)
                                       ------     ------   -----
            Total Tax Expense          $103.2     $116.2   $96.7
                                       ======     ======   =====


The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes as a result of the following:

                                              2000                    1999                     1998
                                      ----------------------   --------------------    ---------------------
                                                  Effective               Effective                Effective
    Income Tax Expense                 Amount     Tax Rate     Amount     Tax Rate      Amount     Tax Rate
  ------------------------            --------    --------    --------    --------     --------    --------
                                                               (Millions of Dollars)
  Expected tax at
    statutory federal tax rates          $93.8     35.0%        $115.2      35.0%         $98.3     35.0%
  State income taxes
    net of federal tax benefit            14.4      5.4%          16.1       4.9%          13.5      4.8%
  Investment tax credit restored          (4.5)    (1.7%)         (4.5)     (1.4%)         (4.7)    (1.7%)
  Flowback of prior contributions
    in aid of construction                 -        -             (8.1)     (2.5%)         (8.0)    (2.9%)
  Other, net                              (0.5)    (0.2%)         (2.5)     (0.8%)         (2.4)    (0.9%)
                                        ------     ----         ------     -----         ------    -----
       Total Tax Expense                $103.2     38.5%        $116.2      35.2%         $96.7     34.3%
                                        ======     ====         ======     =====         ======    =====

The components of FAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

                                          Current Assets (Liabilities)   Long-Term Liabilities (Assets)
                                          ----------------------------   ------------------------------
          Deferred Income Taxes               2000            1999             2000             1999
          ---------------------            ----------      ----------       ----------       ----------
                                                              (Millions of Dollars)
     Property-related                       $    -           $    -          $ 564.5         $ 562.7
     Construction advances                       -                -            (65.5)          (60.9)
     Decommissioning trust                       -                -            (52.9)          (44.2)
     Contested liability payment                 -                -             43.8            43.8
     Uncollectible account expense               7.0              6.6            -               -
     Employee benefits
        and compensation                         9.5              8.4          (17.4)          (33.2)
     Asset impairment charge                    10.8             12.1            -               -
     Other                                       5.2             10.4           (6.4)           (8.9)
                                            --------         --------        -------         -------
        Total Deferred Income Taxes         $   32.5         $   37.5        $ 466.1         $ 459.3
                                            ========         ========        =======         =======

Wisconsin Electric has also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A).

E - Nuclear Operations

Point Beach Nuclear Plant: Wisconsin Electric owns two approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. Point Beach Nuclear Plant is operated by the Nuclear Management Company, a company that, as of December 31, 2000, manages seven nuclear generating units in the Midwest owned by four different companies in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In 1997, the PSCW authorized Wisconsin Electric to defer certain nuclear non-fuel operation and maintenance costs in excess of those included in 1997 rates. As a result, Wisconsin Electric deferred $18 million during 1997. During 1998, the PSCW authorized a five-year recovery in the electric retail jurisdiction in the state of Wisconsin of the excess 1997 nuclear non-fuel operation and maintenance costs, and Wisconsin Electric began amortizing the $18 million of deferred costs on a straight line basis over the five year recovery period. As of December 31, 2000, $8.3 million of deferred costs remain on the Balance Sheet in Deferred Charges and Other Assets - Deferred Regulatory Assets (see Note A).

Nuclear Insurance: The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.5 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.3 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric participated in an industry-wide insurance program, with an aggregate limit of $200 million which covered radiation injury claims of nuclear workers first employed after 1987. This program was replaced with a new program (which has no retrospective assessment provisions) at the end of 1997. However, the discovery period for claims covered under the former program remains open until the end of 2007 for those few former insureds who no longer need to participate in the new, replacement program. If claims in excess of the funds available under the old program develop, Wisconsin Electric would be assessed up to a maximum of approximately $6.3 million.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at

Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $7.8 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $3.8 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning: Nuclear decommissioning costs are included in depreciation expense under an external sinking fund method as these costs are recovered through rates over the expected service lives of the generating units. Decommissioning expenses of $17.6 million, $17.7 million and $15.5 million were accrued during 2000, 1999 and 1998, respectively, under this method.

Decommissioning costs collected through rates are deposited into the nuclear decommissioning trust fund and also included in accumulated depreciation. As a result, these funds do not add to the cash flows available for general corporate purposes. Earnings on the fund balance accumulate in the nuclear decommissioning trust fund and in accumulated depreciation as part of the decommissioning liability.

It is expected that the annual payments to the nuclear decommissioning trust fund along with related earnings will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

The estimated cost to decommission the plant in 2000 dollars is $586 million based upon a site specific decommissioning cost study completed in 1998, and includes additional costs from prior estimates for work management by an independent decommissioning general contractor. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.9 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Following is a summary at December 31 of the Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

       Nuclear Decommissioning Trust Fund              2000         1999
       ----------------------------------           ----------   ----------
                                                     (Millions of Dollars)

       Total funding and realized net earnings        $ 408.1      $ 357.7
       Unrealized gains, net                            205.2        268.0
                                                      -------      -------
            Total                                     $ 613.3      $ 625.7
                                                      =======      =======


As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

Decontamination and Decommissioning Fund: The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2000, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of $16.1 million. A corresponding deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next seven years ending in 2007.

F - Long-Term Debt

First Mortgage Bonds, Debentures and Notes: At December 31, 2000, the maturities and sinking fund requirements through 2005 for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

                                         (Millions of Dollars)

                          2001                  $    1.9
                          2002                     151.9
                          2003                       1.9
                          2004                     141.9
                          2005                       1.9
                          Thereafter             1,214.7
                                                --------
                              Total             $1,514.2
                                                ========

Sinking fund requirements for the years 2001 through 2005, included in the preceding table, are $9.5 million. Substantially all of Wisconsin Electric's utility plant is subject to the mortgage.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense.

In December 1999, Wisconsin Electric issued $150 million of 6-5/8% debentures due 2002. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

Obligations Under Capital Leases: To meet a portion of its electric energy supply needs, Wisconsin Electric entered into a long-term power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

Imputed interest costs on the capitalized purchase power obligation were $23.9 million, $23.4 million and $22.9 million during 2000, 1999 and 1998, respectively, and total amortization costs of the leased facilities were $5.7 million per year during 1998 through 2000. The long-term power purchase contract is treated as an operating lease for rate-making purposes. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract. The minimum lease payments are classified as purchased power expense on the Income Statement. Interest expense on the purchase power obligation, included in purchased power expense, was $21.0 million, $20.4 million and $20.3 million during 2000, 1999 and 1998, respectively.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.9 million, $3.5 million and $3.1 million during 2000, 1999 and 1998, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

              Capital Lease Assets                        2000         1999
        -----------------------------------              ------       ------
                                                        (Millions of Dollars)
     Leased Facilities
       Long-term purchase power commitment               $140.3       $140.3
       Accumulated amortization                           (18.6)       (13.0)
                                                         ------       ------
     Total Leased Facilities                             $121.7       $127.3
                                                         ======       ======

     Nuclear Fuel
       Under capital lease                               $121.4       $112.6
       Accumulated amortization                           (63.1)       (51.8)
       In process/stock                                    34.8         22.6
                                                         ------       ------
     Total Nuclear Fuel                                  $ 93.1       $ 83.4
                                                         ======       ======


Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2000 are as follows:

                                            Purchase
                                              Power          Nuclear
         Capital Lease Obligations         Commitment      Fuel Lease         Total
     -----------------------------------   ----------     ------------     -----------
                                                     (Millions of Dollars)
        2001                                $  26.0          $ 29.0         $  55.0
        2002                                   26.9            22.5            49.4
        2003                                   28.0            11.4            39.4
        2004                                   29.0             4.3            33.3
        2005                                   30.1             1.9            32.0
        Later Years                           501.1             -             501.1
                                            -------          ------         -------
     Total Minimum Lease Payments             641.1            69.1           710.2
     Less:  Estimated Executory Costs        (132.2)            -            (132.2)
                                            -------          ------         -------
     Net Minimum Lease Payments               508.9            69.1           578.0
     Less:  Interest                         (356.6)           (5.9)         (362.5)
                                            -------          ------         -------
     Present Value of Net
        Minimum Lease Payments                152.3            63.2           215.5
     Less:  Due Currently                       -             (26.2)          (26.2)
                                            -------          ------         -------
                                            $ 152.3          $ 37.0         $ 189.3
                                            =======          ======         =======

G - SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

                                                2000                     1999
                                        --------------------     --------------------
                                                    Interest                 Interest
             Short-Term Debt            Balance       Rate       Balance       Rate
     -------------------------------    -------     --------     -------     --------
                                                    (Millions of Dollars)
     Banks                               $ 50.0       6.49%       $ 50.4       6.30%
     Commercial paper                     207.0       6.60%        214.3       6.21%
                                         ------                   ------
                                         $257.0       6.58%       $264.7       6.23%
                                         ======                   ======

At December 31, 2000, Wisconsin Electric had $128.0 million of available unused lines of bank credit primarily in support of commercial paper. In support of various informal lines of credit from banks, Wisconsin Electric has agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.

H - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Electric's recorded financial instruments at December 31 are as follows:

                                                       2000                     1999
                                              ----------------------   ---------------------
                                               Carrying      Fair      Carrying       Fair
             Financial Instruments              Amount       Value      Amount        Value
     -------------------------------------    ----------   ---------   ---------   ---------
                                                           (Millions of Dollars)
     Nuclear decommissioning trust fund       $  613.3    $  613.3     $  625.7    $  625.7
     Preferred stock - redemption required        30.4        15.4         30.4        18.0
     Long-term debt including
       current portion                         1,514.2     1,473.9      1,516.1     1,443.8

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short maturities of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note E). The fair value of Wisconsin Electric's preferred stock - redemption required is estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Electric's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows.

I - Benefits

Pensions and Other Postretirement Benefits: Wisconsin Electric provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

                                                                              Other Postretirement
                                                    Pension Benefits                Benefits
                                                  --------------------        --------------------
             Status of Benefit Plans               2000          1999          2000          1999
     ----------------------------------------     ------        ------        ------        ------
                                                                (Millions of Dollars)
     Change in Benefit Obligation
       Benefit Obligation at January 1            $749.8        $737.0        $192.3        $178.8
         Service cost                               14.4          15.6           4.2           3.3
         Interest cost                              55.3          49.2          14.4          12.4
         Plan participants' contributions            -             -             5.3           5.1
         Plan amendments                             4.6           -           (29.7)          -
         Actuarial (gain) loss                       0.2          (4.4)          2.2           7.8
         Special termination benefits                1.2           -             -             -
         Benefits paid                             (52.0)        (47.6)        (15.3)        (15.1)
                                                  ------        ------        ------        ------
       Benefit Obligation at December 31          $773.5        $749.8        $173.4        $192.3

     Change in Plan Assets

       Fair Value at January 1                    $915.2        $828.5        $ 82.3        $ 68.9
         Actual return on plan assets                8.4         134.5          (1.7)         13.0
         Employer contributions                      1.6           1.3           8.8          10.4
         Plan participants' contributions            -             -             5.3           5.1
         Plan merger                                 -            (1.5)          -             -
         Benefits paid                             (52.0)        (47.6)        (15.3)        (15.1)
                                                  ------        ------        ------        ------
       Fair Value at December 31                  $873.2        $915.2        $ 79.4        $ 82.3
                                                  ------        ------        ------        ------

                                                                   Other Postretirement
                                             Pension Benefits            Benefits
                                           --------------------    --------------------
        Status of Benefit Plans              2000        1999        2000        1999
     ------------------------------        --------------------    --------------------
     Funded Status of Plans
      Funded status at December 31           $99.7      $165.4      ($94.0)    ($110.0)
      Unrecognized
       Net actuarial (gain) loss            (123.9)     (182.9)        8.5         5.6
       Prior service cost                     29.6        28.0         0.3         2.4
       Net transition obligation (asset)      (9.0)      (11.2)       26.6        59.6
                                            ------      ------      ------     -------
      Net  Asset  (Accrued Benefit Cost)     ($3.6)      ($0.7)     ($58.6)     ($42.4)
                                            ======      ======      ======     =======

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

                                                                                  Other Postretirement
                                                   Pension Benefits                     Benefits
                                             -----------------------------    -----------------------------
      Benefit Plan Cost Components            2000       1999       1998       2000       1999       1998
     ----------------------------            -------    -------    -------    -------    -------    -------
                                                                 (Millions of Dollars)
Net Periodic Benefit Cost
  Service cost                                $ 14.4     $ 15.6     $ 12.9     $  4.2     $  3.3     $  2.7
  Interest cost                                 55.3       49.2       47.7       14.4       12.4       11.8
  Expected return on plan assets               (68.4)     (62.4)     (56.8)      (7.0)      (5.8)      (5.0)
  Amortization of
    Transition obligation (asset)               (2.2)      (2.2)      (2.2)       4.6        4.6        4.6
    Prior service cost                           3.9        3.1        3.1        0.1        0.2        0.2
    Actuarial loss (gain)                        0.5        0.6        0.6       (0.2)       0.1       (0.3)
    Terminations/curtailment                     1.2         -           -        8.8          -          -
                                              ------     ------     ------     ------     ------     ------
Net Periodic Benefit Cost                     $  4.7     $  3.9     $  5.3     $ 24.9     $ 14.8     $ 14.0
                                              ======     ======     ======     ======     ======     ======

Weighted-Average Assumptions
    at December 31 (%)
  Discount rate                                  7.5        7.5       6.75        7.5        7.5       6.75
  Expected return on plan assets                 9.0        9.0        9.0        9.0        9.0        9.0
  Rate of compensation increase               4.5 to    4.75 to    4.75 to     4.5 to    4.75 to    4.75 to
                                                 5.0        5.0        5.0        5.0        5.0        5.0

Pension Plans: Pension plan assets, the majority of which are equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

Commencing November 1, 1992, pension costs or credits for Wisconsin Electric has been calculated in accordance with FAS 87, Employers' Accounting for Pensions, and are recoverable from utility customers. Prior to this date, pension costs were recoverable in rates as funded.

Open Window benefits were offered to certain participants in the Wisconsin Electric Retirement Account Plan. This benefit enhancement resulted in a one-time FAS 88 cost.

Other Postretirement Benefits Plans: Wisconsin Electric uses Employees' Benefit Trusts to fund a major portion of other postretirement benefits for its employees. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric.

In 2000, the benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment".

The assumed health care cost trend rate for 2001 is at 9% for all plan participants decreasing gradually to 5% in 2005 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                         1% Increase    1% Decrease
                                                         -----------    -----------
                                                           (Millions of Dollars)
          Effect on
          Postretirement benefit obligation                $15.7          ($13.9)
          Total of service and interest cost components      2.2            (1.9)

Savings Plans: Wisconsin Electric sponsors savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $9.0 million, $8.7 million and $7.2 million during 2000, 1999 and 1998, respectively.

J - Segment Reporting

Wisconsin Electric, a wholly-owned subsidiary of Wisconsin Energy Corporation, has organized its operating segments according to how it is currently regulated. Wisconsin Electric's reportable operating segments include electric, natural gas and steam utility segments. The accounting policies of the reportable operating segments are the same as those described in Note A.

The electric utility engages in the generation, transmission, distribution and sale of electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas in four service areas in southeastern, east central, western, and northern Wisconsin. The steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee, Wisconsin area.

Summarized financial information concerning Wisconsin Electric's reportable operating segments for each of the years ended December 31, 2000, 1999 and 1998 is shown in the following table.

                                       Reportable Operating Segments
                                       -----------------------------
             Year Ended                Electric     Gas       Steam       Other (a)          Total
             ----------                --------     ---       -----       ---------          -----
                                                           (Millions of Dollars)
         December 31, 2000
         -----------------
     Operating Revenues (b)             $1,763.4    $399.7      $21.9      $    -             2,185.0
     Depreciation, Decommissioning
       and Amortization                    239.5      30.0        3.2           -               272.7
     Operating Income (c)                  368.9      23.2        1.8           -               393.9
     Capital Expenditures                  318.9      32.1        1.2         0.3               352.5
     Total Assets (d)                    4,163.1     445.3       48.0       368.7             5,025.1

         December  31, 1999
         ------------------
     Operating Revenues (b)             $1,688.3    $306.8      $21.3      $    -            $2,016.4
     Depreciation, Decommissioning
       and Amortization                    207.9      23.7        2.6           -               234.2
     Operating Income (c)                  412.9      31.7        2.5           -               447.1
     Capital Expenditures                  313.7      31.7        1.3        (0.3)              346.4
     Total Assets (d)                    4,179.3     427.2       47.6       247.8             4,901.9

                                       Reportable Operating Segments
                                       -----------------------------
             Year Ended                Electric     Gas       Steam       Other (a)           Total
             ----------                --------     ---       -----       ---------           -----
                                                           (Millions of Dollars)
         December 31, 1998
         -----------------
     Operating Revenues (b)             $1,641.4    $295.9      $20.5        $   -           $1,957.8
     Depreciation, Decommissioning
       and Amortization                    199.8      23.3        2.6            -              225.7
     Operating Income (c)                  360.0      20.3        3.3            -              383.6
     Capital Expenditures                  283.4      43.5        1.6            -              328.5
     Total Assets (d)                    4,087.4     421.9       48.4         51.2            4,608.9

   (a) Primarily other property and investments, materials and supplies and deferred charges.

   (b) Wisconsin Electric accounts for intersegment revenues at a tariff rate established by the Public Service Commission of Wisconsin. Intersegment revenues are not material.

   (c) Interest income and interest expense are not included in segment operating income.

   (d) Common utility plant is allocated to electric, gas and steam to determine segment assets (see Note A).

K - Commitments and Contingencies

Capital Expenditures: Certain commitments have been made in connection with 2001 capital expenditures. During 2001, total capital expenditures are estimated to be approximately $395 million of which approximately $355 million, excluding the purchase of nuclear fuel, is attributable to electric operations, $35 million is attributable to gas operations and $5 million is attributable to steam operations.

Giddings & Lewis, Inc./City of West Allis Lawsuit: In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis, Inc., Kearney & Trecker Corporation, now a part of Giddings & Lewis, and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited cyanide contaminated wood chips in 1959 at two sites in West Allis, Wisconsin owned by the plaintiffs. Internal investigations lead Wisconsin Electric to believe that it was not the source of this waste. Environmental remediation at both sites was completed several years ago, with the current owners paying for disposal of materials found on their respective portions of the sites.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets - Other on the Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. Under Wisconsin law, the plaintiffs are liable to Wisconsin Electric upon reversal or reduction of the judgment for the applicable amount of the funds tendered with interest.

In further post-trial proceedings, the plaintiffs filed with the Circuit Court a motion for sanctions based upon representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. On April 27, 2000, the Circuit Court Judge issued a ruling on the matter, imposing the following sanctions against Wisconsin Electric: (i) "judgment in the alternative" as a sanction, thereby finding an alternative basis upon which to sustain the $104.5 million verdict returned by the jury;
(ii) a bar against Wisconsin Electric pursuing insurance coverage for the punitive damage portion of the verdict; and (iii) a requirement that Wisconsin Electric pay the plaintiffs' costs relating to the sanctions matter. In addition to appealing the judgment entered on the jury's verdict, Wisconsin Electric is appealing the Judge's ruling on the sanctions matter.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. Management also believes that the sanctions imposed by the Judge were not supported by the evidence or the law. As such, Wisconsin Electric has not established a reserve for potential damages from this suit.

As further developments, two shareholders filed separate shareholder derivative proceedings in Milwaukee County Circuit Court in August and September 2000 for alleged injuries to shareholders resulting from the Giddings &

Lewis/City of West Allis litigation. The two lawsuits have been consolidated for pre-trial purposes. In accordance with Wisconsin law, a special committee of independent directors of Wisconsin Energy conducted an investigation into the allegations contained in the lawsuits and concluded that the maintenance of the two actions is not in the best interest of the Company. As a result, Wisconsin Energy moved to dismiss the actions, which is pending before the court.

Environmental Matters: Wisconsin Electric periodically reviews its reserves for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, Wisconsin Electric expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. Wisconsin Electric has performed a preliminary assessment of twenty-one sites, including eleven manufactured gas plant sites discussed below, and expects to conduct additional investigations during 2001 as well as to begin discussions with the Wisconsin Department of Natural Resources as necessary. At this time, Wisconsin Electric cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites: Included as part of its voluntary program noted above, Wisconsin Electric continues to investigate the remediation of former manufactured gas plant sites and currently estimates that future costs for detailed site investigation and remediation of its eleven sites will be $25 million to $40 million over the next ten years. Actual costs are uncertain pending the results of further site specific investigations and the selection of site specific remediation.

Wisconsin Electric has begun remediation activities at former manufactured gas plant sites in the Cities of Burlington and Kenosha, Wisconsin and expects to begin remediation at sites in Fort Atkinson and Waukesha, Wisconsin in 2001. Remediation of these sites is anticipated to be accomplished at an aggregate cost of between $5 million and $6 million. In Wisconsin Electric's February 13, 1997 Rate Order, the PSCW amplified its position on the recovery of manufactured gas plant site remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of remediation costs will be affected by the biennial rate case cycle, the timing and magnitude of remediation expenditures, and their recovery, may be affected.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric. During 2000, the Company incurred $2.9 million in coal-ash remediation expenses and expects to incur $3.0 million in 2001.

L - Transactions with Associated Companies

Managerial, financial, accounting, legal, data processing and other services may be rendered between associated companies and are billed in accordance with service agreements approved by the Public Service Commission of Wisconsin. Wisconsin Electric received stockholder capital contributions from Wisconsin Energy of $150 million in 1999. Intercompany sales, accounts receivable and accounts payable are all immaterial.

[LOGO OF PRICEWATERHOUSECOOPERS]







                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
   Stockholder of Wisconsin Electric Power Company

In our opinion, the financial statements appearing on pages A-24 through A-42 of this report present fairly, in all material respects, the financial position of Wisconsin Electric Power Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

February 6, 2001

                        MARKET FOR REGISTRANT'S COMMON
                    EQUITY AND RELATED STOCKHOLDER MATTERS
                    --------------------------------------

Dividends declared on Wisconsin Electric Power Company's common stock during the two most recent fiscal years are set forth below. With the exception of the third quarter of 2000, dividends were paid entirely in cash. Dividends were paid to Wisconsin Electric's sole common stockholder, Wisconsin Energy Corporation.

                    Quarter              2000           1999
                    -------          ------------    ----------

                    First                $44.9          $44.9
                    Second                44.9           44.9
                    Third                 44.9  (a)      44.9
                    Fourth                44.9           44.9
                                       -------        -------
                    Total               $179.6         $179.6
                                        ======         ======

     (a) During the third quarter of 2000, the Board of Directors approved that $1.0 million of the dividend be paid in a property dividend with the balance paid in cash.

In February 2001, to meet additional future anticipated capital requirements and to maintain an appropriate capital structure, Wisconsin Electric's Board of Directors authorized a quarterly cash dividend, payable to Wisconsin Energy on March 1, 2001, of $32.5 million ($130.0 million on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $44.9 million (or $179.6 million on an annualized basis).


                            BUSINESS OF THE COMPANY
                            -----------------------

Wisconsin Electric Power Company is an electric, gas and steam utility which was incorporated in the state of Wisconsin in 1896. Wisconsin Electric's operations are conducted in the following three segments.

Electric Operations: Wisconsin Electric's electric operations generates, distributes and sells electric energy to over 1,000,000 customers in Wisconsin and in the Upper Peninsula of Michigan. On January 1, 2001, Wisconsin Electric, together with Edison Sault Electric Company, an affiliated electric utility, and with other unaffiliated Wisconsin utilities, transferred its electric transmission assets, with a net book value of approximately $222 million, to the American Transmission Company LLC in return for a proportionate ownership interest in this new company.

Gas Operations: Wisconsin Electric's gas operations purchases, distributes and sells natural gas to retail customers and transports customer-owned gas to approximately 400,000 customers in four distinct service areas in Wisconsin.

Steam Operations: Wisconsin Electric's steam operations generates, distributes and sells steam supplied by its Valley and Milwaukee County Power Plants. Steam is used by approximately 450 customers in the metropolitan Milwaukee area for space heating and processing, hot water and humidification.

For additional financial information about Wisconsin Electric's operating segments, see "Note J - Segment Reporting" in the Notes to Financial Statements.

                       DIRECTORS AND EXECUTIVE OFFICERS
                       --------------------------------

DIRECTORS

The information under "Election of Directors" in Wisconsin Electric's definitive Information Statement dated March 20, 2001, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The figures in parenthesis indicate age and years of service with Wisconsin Electric as of December 31, 2000.

Richard A. Abdoo (56; 25)
Chairman of the Board and Chief Executive Officer

Charles R. Cole (54; 1)
Senior Vice President

Stephen P. Dickson (40; *)
Controller

Paul Donovan (53; 1)
Senior Vice President and Chief Financial Officer

Richard R. Grigg (52; 30)
President and Chief Operating Officer

Larry Salustro (53; 3)
Senior Vice President and General Counsel

Thomas F. Schrader (51; *)
Senior Vice President of Strategic Process Integration

George E. Wardeberg (65; *)
Vice Chairman of the Board
----------

* Service with Wisconsin Electric began in 2000.